Exhibit 10.1

LEASE WITH OPTION FOR MEMBERSHIP INTEREST PURCHASE

This LEASE WITH OPTION FOR MEMBERSHIP INTEREST PURCHASE (this "Agreement") is made and effective as of April 30, 2015 (the "Effective Date"), by and between Bango Oil, LLC, a Nevada limited liability company ("Landowner") and Vertex Refining NV, LLC, a Nevada limited liability company ("Lessee") (At times, Landowner and Lessee are collectively referenced as the "Parties" or individually as a "Party").

1.           Premises and Term.

1.1           Premises.  In consideration of the obligation of Lessee to pay Rent (defined below) as hereinafter provided and in consideration of the other terms, provisions, and covenants hereof, Landowner hereby demises and leases to Lessee, and Lessee hereby takes from Landowner, a leasehold interest in those certain tracts or parcels of land located in Churchill County, Nevada, described on Exhibit "A" attached hereto and incorporated herein by this reference (the "Land"), together with the structures and other improvements currently erected thereon, including, without limitation, the current used oil re-refining plant, storage tanks, and warehouse, and related improvements owned by Landowner (collectively, the "Facility"), and together with any rights, privileges, easements, entitlements, permits, and appurtenances belonging or in any way pertaining to the Land not otherwise inconsistent with the terms of this Agreement (all of the foregoing hereinafter collectively referred to as the "Property"). Landowner makes no representations or warranties concerning the Property, or any matters with respect thereto, except as expressly stated herein. Except for such representations and warranties memorialized in this Agreement, Lessee acknowledges that it is entering into this Agreement based on its own investigation and analysis of the Property as well as Lessee's experience in the type of facility contemplated by this Agreement.

1.2           Encumbrances.  Except with the written consent of Lessee, which consent shall not be unreasonably withheld, or except as directed by a governmental or quasi-governmental agency, or the Union Pacific Railroad, Landowner shall not grant any easement, lease, encumbrance, or other interest in the Property.

1.3           Term.  The term of this Agreement shall commence on the Effective Date, and shall continue, unless sooner terminated pursuant to the provisions this Agreement, until August 10, 2025 (the "Lease Term").

1.4           Right to Terminate.

(a)           Subject to Section 3.4.1 of this Agreement, at any time after six (6) months from the Effective Date have passed, and if no Event of Default (defined below) shall then exist, Lessee shall have the right to terminate this Agreement; provided, however, that Lessee must provide twelve (12) months written notice to Landowner of Lessee's termination of this Agreement. If Lessee exercises its right to terminate the Lease, Landowner shall then have the right to, during Lessee's twelve (12) month termination period, terminate the Lease upon thirty (30) days written notice to Lessee. In the event this Agreement is terminated, Rent shall be prorated on the basis of a thirty (30) day month.

(b)           If no Event of Default shall then exist (outside of Lessee's ability to operate at the Property due to creditor issues of the Prior Lessee), Lessee shall have the right to terminate this Agreement upon five (5) days written notice to Landowner in the limited event either Pac West Equipment Finance or Republic Bank: (i) physically removes, over Lessee’s commercially reasonable objections, a material portion of the improvements or equipment located at the Property or (ii) obtains a preliminary injunction (as differentiated from a temporary restraining order) preventing the use of a material portion of such improvements or equipment, and in either case such removal or preliminary injunction materially interferes with Lessee's operations at the Property. This Section 1.4(b) shall automatically terminate and be of no force or effect as of the date that is six (6) months after the Effective Date unless either Pac West Equipment Finance or Republic Bank have filed an action seeking to retake, or to prevent Lessee’s use of, such improvements or equipment by that date.

2.           Payments and Required Improvements.

2.1           Intentionally Deleted.

2.2           Rent.  In order to keep this Agreement in effect during the Lease Term, Lessee shall pay rent to Landowner as follows ("Rent"):

(a)           Abatement Period.  No Rent shall be payable until January 1, 2016.

(b)           Commencement of Rent Payments.  Beginning on January 1, 2016, and continuing on a monthly basis until the termination of the Lease Term, Lessee shall pay Landowner Rent in the amount of Two Hundred Forty-Four Thousand Dollars ($244,000.00) per month.

(c)           Payment of Rent During 2016. During 2016, Lessee shall have the option of paying Rent in the stock of Lessee's parent company, Vertex Energy, Inc., a Nevada corporation ("Vertex"). Should Lessee exercise its option of paying rent in Vertex stock as opposed to immediately available funds, Lessee shall cause Vertex to issue stock to Landowner in an amount equal to 110% of the otherwise applicable $244,000.00 Rent amount ($268,400.00), as calculated using the Volume Weighted Average Price ("VWAP") of Vertex's stock for the 10-day period preceding the first day of each month.  Landlord acknowledges that Vertex's stock is restricted under Rule 144 and, as a result, may not be traded until the six-month anniversary of the issuance date of such stock. If on the six-month anniversary of the date that Vertex stock is issued as Rent, the value of such stock (as calculated using the VWAP for the 10-day period immediately prior to the six-month anniversary of the issuance date (the "New Value")) is less than $268,400.00, then Lessee shall either (i) pay Landowner in immediately available funds or (ii) cause Vertex to issue additional shares of Vertex stock to Landowner, in either instance in the amount necessary to cause Landowner to have at least $268,400.00 in cash and/or Vertex stock (as calculated based upon the New Value) associated with the Rent payment in question. For the purpose of clarity, if on the six-month anniversary of the date that Vertex stock is issued as Rent the value of such stock is greater than $268,400.00, then Landowner may keep this excess value as consideration for agreeing to accept equity in lieu of immediately available funds, and no further action shall be required by Lessee, Vertex, or Landowner with respect to such Rent payment.

(d)           Payment of Rent Beginning January 1, 2017. Beginning with the Rent payment due on January 1, 2017, all payments of Rent shall be made by Lessee to Landowner in immediately available funds.

Except as provided in Section 2.2(a) above, Rent is due and payable on the first (1st) day of each calendar month during the Lease Term.  Any amount due from Lessee to Landowner which is not paid upon, or prior to, the date due for such payment, shall bear interest in the per annum amount equal to two percent (2%) in excess of the reference rate of interest announced from time to time by Bank of America, N.A. (or an equivalent rate announced by a comparable national bank selected by Landowner in the event Bank of America no longer announces a Reference Rate) (the "Reference Rate of Interest"), but in no event in excess of the maximum interest rate permitted by law, from the date such payment is due until paid, but the payment of such interest shall not excuse or cure any default by Lessee under this Agreement. In the event Lessee is more than five (5) days late in paying any installment of Rent due under this Agreement, Lessee shall additionally pay Landowner a late charge equal to ten percent (10%) of the delinquent installment of Rent. The parties agree that the amount of such late charge represents a reasonable estimate of the cost and expense that would be incurred by Landowner in processing each delinquent payment of Rent by Lessee, but the payment of such late charge shall not excuse or cure any default by Lessee under this Agreement. The parties further agree that the payment of late charges and the payment of interest provided for in this Section are distinct and separate from one another.

2.3           Intentionally Deleted.

2.4           Required and Proposed Improvements.

2.4.1           Fire Suppression System. Notwithstanding anything to the contrary contained in this Agreement, Lessee acknowledges that the Facility is presently out of compliance with certain fire suppression system requirements imposed by certain governmental authorities of the State of Nevada. One of these requirements is the installation of the improvements described on Exhibit “H” attached hereto and incorporated herein by this reference (the "Fire Suppression System"). Lessee agrees to install, at no cost to Landowner, the Fire Suppression System, and to diligently pursue such installation; provided, however, that if Lessee fails to complete the installation of the Fire Suppression System by the time that a governmental authority commences an enforcement action against the Facility arising from a failure to timely install the Fire Suppression System, such enforcement action shall not be a default under Section 11.1 of this Agreement so long as Lessee is diligently pursuing all commercially reasonable efforts to complete the installation of the Fire Suppression System as soon as practicable; further provided, however, that Landowner may declare a default under Section 11.1 in the event that Landowner is subjected to a fine as a result of an enforcement action unless Lessee pays such fine within five (5) days of receiving notice of such fine. Notwithstanding anything to the contrary in this Agreement, the Fire Suppression System shall conclusively be deemed a fixture of the Land, and title to the Fire Suppression System shall automatically transfer to Landlord without the need of a bill of sale upon the expiration or earlier termination of this Agreement.

2.4.2           Intentionally Deleted.

2.4.3           Status of Second Distillation Column. Notwithstanding anything to the contrary contained in this Agreement, if Lessee does not exercise the Option (defined below), the second distillation column previously installed at the Facility, which allows the Facility to have the capacity to produce no less than 50,000 gallons of vacuum gas oil per day (the "SDC"), shall remain the property of Landowner, and Lessee agrees that the SDC shall remain free and clear of any liens, financing statements, or other encumbrances.

2.4.4           Lessee's Additional Processing Equipment.  Lessee may add, at its expense, additional processing equipment to supplement the refining capabilities of the Facility as of the Effective Date ("Lessee's Additional Processing Equipment"); Landowner agrees to allow Lessee to construct and operate Lessee's Additional Processing Equipment upon the condition that Lessee's Additional Processing Equipment is permitted by the terms of the Existing Permits (defined below); or Lessee obtains any additional permits necessary to permit the construction and operation of Lessee's Additional Processing Equipment. In order to avoid disputes as to the ownership of Lessee’s Additional Processing Equipment following a termination of this Lease, Lessee shall create and periodically supplement a schedule of Lessee’s Additional Processing Equipment as such equipment is installed at the Facility by Lessee (“Additional Processing Equipment Schedule”). Lessee shall provide updates of the Additional Processing Equipment Schedule to Landowner no later than ten (10) business days’ after Lessee completes installation of any equipment comprising Lessee’s Additional Processing Equipment at the Facility.

2.4.5           Status of Improvements Installed by Prior Lessee.  Landowner and Lessee agree that Lessee has a perfected security interest (recorded deed of trust and filed UCC financing statement) in the personal property owned by Bango Refining NV, LLC (“Prior Tenant”) and brought onto the Property pursuant to that certain Lease With Option for Membership Interest Purchase dated as of August 4, 2010 by and between Landowner and Prior Tenant (“Prior Lease”). Lessee will obtain permission from Prior Tenant to use Prior Tenant's personal property that is located at the Property ("Prior Tenant Property") and may obtain title to all or a portion of the Prior Tenant Property by enforcing its security interest.  Upon the expiration or earlier termination of this Lease, Lessee's security interest in the Prior Tenant Property shall terminate and Lessee's ownership interest in the Prior Tenant Property, if any, shall be deemed to have been conveyed to Landowner, without the need for a bill of sale to formally transfer title. For the purpose of clarity, the Prior Tenant Property does not include the SDC installed by Prior Tenant pursuant to the Prior Lease.

3.           Purpose of this Agreement; Permitted Uses; Additional Construction.

3.1           Purpose of this Agreement.  This Agreement is for the purpose of using the Facility and any Additional Facilities (defined below) to (i) re-refine used lubricating oils, blending re-refined lubricating oils, and each and every related and/or ancillary purpose or function (the "Existing Use") and (ii) design, construct, install, and operate a biorefinery for the purpose of producing renewable diesel fuel, renewable jet fuel, biochemicals and related byproducts (the "Proposed Use"), each to the extent permitted by applicable law, the Existing Permits and permits obtained after the date of this Agreement (collectively, the "Permitted Use"), and throughout the term of this Agreement, Lessee shall have the sole and exclusive right to use the Property for the Permitted Use. Lessee shall not use the Property for any purpose other than the Permitted Use without the prior written consent of Landowner, which consent may be withheld, in Landowner's reasonable discretion. Notwithstanding anything to the contrary in this Agreement, In no event shall Lessee construct or install any underground storage tanks on the Property.  Lessee shall not construct or install any underground piping at the Property without Landowner's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

3.2           Use of the Property.  Subject to Lessee's compliance with Section 3.1 of this Agreement, the rights granted to Lessee in this Agreement permit Lessee, by way of example and not limitation, to do the following:

3.2.1           Extract soil samples, perform geotechnical tests, and conduct such other tests, studies, inspections, and analysis on the Land as Lessee deems necessary, useful, or appropriate.

3.2.2           Construct, erect, install, operate, maintain, reinstall, enhance, replace, relocate and remove from time to time, the following "Additional Facilities" on, above, and under the Land:

(a)           foundations and concrete pads, support structures, footings,  anchors, fences, maintenance, security, office facilities, storage tanks and warehouses, staging areas for the assembly of equipment, and related facilities and equipment to be operated in conjunction with used oil re-refining equipment;

(b)           electrical wires and cables required for the gathering and transmission of electrical energy and/or for communication purposes; water and sewage lines, leech fields, and wells; and roadway and railroad improvements including siding and spurs, and other related infrastructure improvements; and

(c)           any other improvements, including facilities, machinery and equipment that Lessee reasonably determines are necessary, useful or appropriate to accomplish the Permitted Use, regardless of whether such improvements are located above, upon, or below the surface of the Property (subject, however, to Section 3.1 of this Agreement).

3.2.3           Remove, trim, prune, top or otherwise control the growth of any tree, shrub, plant or other vegetation that could obstruct, interfere with, or impair the Facility, Additional Facilities, or the Permitted Use;

3.2.4           Excavating, grading, leveling and otherwise modifying the Land, all in Lessee's sole discretion as Lessee may deem desirable or necessary in connection with the Permitted Use.

3.3           Lessee's Improvement Work.  Should Lessee decide to construct any Additional Facilities, Lessee's improvement work shall be subject to the following requirements, the failure to comply with which is an explicit default under this Agreement:

3.3.1           Improvements; Approval of Plans.  Lessee shall consult with Landowner on its site development plan prior to construction of any Additional Facilities, which plan shall depict the proposed location of new or expanded structures, transportation improvements, and utility lines, before making Lessee's final decisions (including applying for any construction permits) as to the location of such Additional Facilities on the Property. Within thirty (30) days of receiving Lessee's site development plan, Landowner shall notify Lessee of any concerns of Landowner, and Lessee shall make any reasonable modifications to its site development plan necessary to reasonably address Landowner's concerns; provided, however, that Lessee shall make all final siting decisions at its discretion, subject to working in good faith to address the concerns of Landowner. Within thirty (30) days after completion of the Additional Facilities, Lessee shall deliver a complete set of the as-built plans for the Additional Facilities, as well as any governmental permits, to Landowner.

3.3.2           General Contractor.  Selection of a general contractor to construct the Additional Facilities shall be made by Lessee. The general contractor shall be licensed in the State of Nevada. All engineering shall be performed by, or under the supervision of, professional engineers licensed in the State of Nevada.

3.3.3           Liability.  The Additional Facilities shall be constructed without cost or expense to Landowner and in accordance with the requirements of all laws, ordinances, codes, orders, rules, regulations, and any applicable entitlements, permits or approvals, of all governmental authorities having jurisdiction over the Property. Lessee agrees to defend, protect, indemnify, and hold Landowner, its successors, assigns, agents and employees harmless from and against any and all cost, liability, expense, damage, or injury resulting from, or arising in connection with, the construction, operation, repair, and maintenance of the Additional Facilities during the Lease Term.

3.3.4           Insurance.  In addition to the other insurance requirements of this Agreement, prior to the commencement of any construction on the Property, Lessee shall obtain, or cause its contractors to obtain, on behalf of Lessee, its contractors and agents, without cost to Landowner, such additional insurance coverages as Landowner shall reasonably request in light of existing policies maintained by Lessee. Lessee shall also obtain general liability insurance for the mutual benefit of Landowner, Lessee, and the Property, and shall name Landowner an Additional Insured on such policy of insurance. To the extent not inconsistent with this Section, all of the aforementioned policies shall comply with the requirements of Section 7.3 of this Agreement.

3.3.5           No Subordination of Landowner's Fee Title.  Landowner shall not be required to subordinate Landowner's fee interest in the Property or encumber its reversionary interest in the Property to any lien securing Lessee's construction loan or other financing.

3.3.6           No Waiver of Notice of Nonresponsibility.  Lessee acknowledges that Landowner expressly does not waive its rights under NRS 108.234, including but not limited to, the right to record a Notice of Nonresponsibility prior to the commencement of any work of improvement on the Property, including the Additional Facilities. Lessee agrees to provide Landowner with at least thirty (30) days advance written notice of any contemplated construction activities in order to provide Landowner sufficient time to record Notices of Nonresponsibility and similar documents.

3.3.7           Liens and Fees.  Lessee shall at all times indemnify, protect, defend, and hold harmless Landowner and Landowner's successors, assigns, agents and employees and the Property against all liens, or claims which may ripen into liens, and against all attorneys' fees and other costs and expenses, growing out of, incurred by reason of, or with respect to any construction done by or for Lessee on the Property. Lessee shall pay or otherwise secure payment (by bonding, letter of credit or other similar method of guaranteeing payment), no less than five (5) days in advance of their respective due dates, all invoices related to any construction work of Lessee that could potentially ripen into a lien. Should Lessee fail to fully discharge any lien or claim, or in the alternative fail to post a bond sufficient to discharge such lien or claim within twenty (20) days after written request by Landowner, then Landowner, at its option, may pay the same or any part thereof.  Landowner shall be the sole judge of the legality of such lien or claim. All amounts so paid by Landowner, together with interest in the per annum amount equal to two percent (2%) in excess of the Reference Rate of Interest, but in no event in excess of the maximum interest rate permitted by law, from the time of payment until repayment, shall be repaid by Lessee as additional Rent on the next Rent payment date after written notice by Landowner is delivered to Lessee.

3.4           Entitlements and Environmental Permits.

3.4.1           Existing Entitlements and Permits.  Lessee acknowledges that certain state and local entitlements, permits, and other governmental approvals, as well as certain transportation and service agreements, are currently in use with respect to the operation of the Property (the "Existing Permits"). A non-exhaustive listing of the Existing Permits is attached hereto as Exhibit "B" and incorporated herein by this reference. Notwithstanding anything to the contrary contained in this Agreement, the Amended Special Use Permit issued by Churchill County, Nevada to Landowner on or about May 10, 2010 ("ASUP") shall be considered an Existing Permit under this Agreement, and Lessee agrees to use its best efforts to ensure that the ASUP remains in full force and effect. To the extent permitted by law, and to the extent necessary to allow Lessee to perform the Existing Use, upon Lessee's written request, Landowner agrees to assign, transfer, or convey the Existing Permits held in Landowner's name to Lessee, or, to the extent not otherwise transferrable to Lessee, to use its best efforts to make available to Lessee the operating rights and privileges associated with any such non-transferrable permit. Lessee agrees to fully cooperate with Landowner's efforts to make available to Lessee the operating rights and privileges associated with any such non-transferrable permit, and Lessee further agrees to apply for any non-transferrable permits that Lessee determines are necessary to the Existing Use. Lessee agrees to assign any such assigned permits to Landowner upon the expiration or earlier termination of the Lease Term. Lessee expressly acknowledges that a substantial portion of the Facility's and the Property's value is dependent on the Existing Permits; accordingly, subject to Section 2.4.1 of this Agreement, Lessee agrees to use its best efforts to ensure that none of the Existing Permits lapse, expire, terminate, become subject to revocation or are revoked, or are materially conditioned by reason of any action or inaction on the part of Lessee without Landowner's express written consent. Landowner agrees that so long as Lessee complies with Section 2.4.1 of this Agreement, the suspension, revocation or other action by applicable governmental authorities with respect to any of the Existing Permits due to the lack of the Fire Suppression System shall not constitute a breach of this provision. Lessee expressly acknowledges that Lessee's breach of this provision could materially reduce the value of the Property, and that such reduction in value could be equal to the total Purchase Consideration (defined below) without offset for Rent, and Lessee agrees that it shall have the burden of proving that Landowner's damages in such event are less than the total Purchase Consideration without offset for Rent. Lessee acknowledges that its breach of this provision shall constitute an Event of Default under this Agreement and shall, notwithstanding anything to the contrary contained in this Agreement, have the effect of both: (i) subjecting Lessee to Consequential Damages (defined below) claims by Landowner; and (ii) prohibiting Lessee from exercising its right to terminate this Agreement pursuant to Section 1.4 of this Agreement; provided, however, that Lessee's right to exercise the Option (defined below) shall not be impaired.

3.4.2           New Entitlements and Permits.  Landowner agrees to execute or join with Lessee as necessary in the execution of any governmental or private entitlement or permit applications to obtain such entitlements or permits as may be reasonably necessary for the Lessee's permitted development and use of the Property, all at Lessee's expense and without cost or expense to Landowner.  If Lessee is threatened with any governmental action that could have the effect of revoking or materially conditioning any entitlement or permit obtained by Lessee, Landowner shall have the right, but not the obligation, to participate in any relevant governmental proceeding, but at Landowner's own cost. To the extent permitted by law, Lessee shall assign any new entitlements or permits relating to the Property to Landowner upon the expiration or earlier termination of the Lease Term; upon Lessee's exercise of the Option, Landowner agrees to use its best efforts to assist Lessee in assigning all new permits to the Landowner entity.

3.4.3           Lessee's Right of Rescission. Subject to the provisions of Section 3.4.1 of this Agreement, which are acknowledged to waive Landowner's obligation to assign any Existing Permit to Lessee if and to the extent that Lessee does not need such permit assigned to engage in the Existing Use and such permit was not assigned to Prior Tenant, in the event Landowner is unable to transfer, or otherwise make available for Lessee's use in operating the Facility, any Existing Permit (each, a "Non-Transferrable Privilege") which Non-Transferrable Privilege is essential to Lessee's operation of the Facility for the Existing Use or in the event Lessee is unable to obtain any other permit necessary for the Operation of the Facility for the Existing Use, including without limitation, any permits held by Prior Lessee that cannot be transferred to Lessee or reissued to Lessee, Lessee shall have the option of rescinding this agreement by sending written notice thereof to Landowner, which notice shall identify the Non-Transferrable Privilege or other permit and the reason why it is essential to Lessee's operation of the Facility for the Existing Use, and specifying an effective date of sixty (60) days after the date of such notice, whereupon each Party shall, as nearly as practicable, and with the exception of rental paid to Landowner through the effective date of Lessee's rescission notice, if any, be placed in the same position such Party was in prior to entering into this Agreement. Notwithstanding anything to the contrary contained in this Section 3, but subject to Landowner using its best efforts to make available the necessary rights granted under the respective Non-Transferable Privilege, Lessee's right of rescission shall not be not triggered by issues related to:  (i) Existing Permits that by their own terms, or by state law, are non-transferrable, but which remain effective by virtue of Landowner's ownership of the Property for Lessee's use in operating the Facility; or (ii) any matters related to the Proposed Use. In no event shall Lessee be entitled to exercise its right of rescission until and unless it has applied for a Non-Transferrable Permit or other necessary permit (or an assignment of same) and been denied by the appropriate governmental agency.

4.           Ownership and Operation of Fixtures and Personal Property; Water Rights Matters; Existing Security Interests and Mechanics' Liens.

4.1           Ownership of the Facility and Additional Facilities.  Title to the Facility  (except for Lessee's Additional Processing Equipment), regardless of whether the improvements comprising the Facility are considered real property, fixtures, or personal property, is reserved to Landowner and shall remain the sole property of Landowner. Lessee's use of the Facility is merely usufructary in nature. Lessee has no right to, and shall not attempt to, remove, convey, or encumber any portion of, or interest in, the Facility, and no such conveyance or encumbrance shall have any force or effect. Upon the expiration or earlier termination of the Lease Term, Lessee shall return the Facility, together with any and all Additional Facilities, save and except for Lessee's Additional Processing Equipment (which Lessee shall be entitled to remove subject to Lessee's obligation to restore the Facility to the condition existing as of the Effective Date reasonable wear and tear and loss by casualty excepted), to Landowner in substantially the same condition as it exists on the Effective Date or, in the case of Additional Facilities, the date on which such Additional Facilities were first placed in service, reasonable wear and tear excepted.

4.2           Operation and Repair of the Facility and Additional Facilities.  The manner of operation of the Facility and the Additional Facilities is within the discretion of Lessee, so long as Lessee's operations are undertaken in a prudent and safe manner; provided, however, that Lessee shall not operate the Facility or the Additional Facilities in such a manner as to allow the Facility or the Additional Facilities to fall into a state of disrepair, to cause a common law nuisance, or to cause the violation of any state, local, or federal law, regulation, standard, or of any condition of any permit, approval, or entitlement. Lessee shall perform reasonable maintenance of the Facilities and, as and when necessary, repair or replace components of the Facility in order to ensure that the Facility remains in substantially the same condition as on the Effective Date.

4.3           Water Rights and Agreements.  Notwithstanding anything to the contrary contained in this Agreement, Landowner shall retain any and all existing water rights, existing interests in water rights, including, without limitation, NDWR Permits 73000 and 80516, existing claims to water (including applications now pending with the State Engineer), and existing water banking agreements, water credits, and will-serve letters (whether governmental or quasi-governmental in nature) which are appurtenant and/or related to the Property and all such rights shall be made available to Lessee pursuant to this Agreement. Lessee shall have the obligation to obtain any additional water rights necessary to the operation of the Facility ("Additional Water Rights"), which Additional Water Rights, once obtained, shall remain the property of Lessee; provided, however, that Landowner shall have the option to acquire the Additional Water Rights, for the price paid by Lessee to acquire the Additional Water Rights, in the event that Lessee either declines to exercise the Option or commits or causes to occur an Event of Default (defined below).

4.4           Previously Leased or Encumbered Equipment. The Parties agree that in the event of a conflict between the terms of this Section 4.4 and the remainder of Section 4, the terms and conditions of this Section 4.4 shall prevail. Effective as of February 21, 2015 (the "Trigger Date"), if Lessee satisfies any security interests existing against equipment and other property located at the Facility (the "Third-Party Collateral"), except for the Existing Mechanics' Liens (defined below) Lessee shall be entitled to receive a fifty percent (50%) reimbursement for Lessee's documented costs in satisfying such security interests against the Third-Party Collateral in the event that (i) Lessee defaults under this Agreement and (ii) Landowner retakes possession of the Property and the Third-Party Collateral; provided, however, that in order to be entitled to such reimbursement, Lessee shall provide Landowner a running schedule of all such costs Lessee may seek reimbursement of, which schedule shall be prepared and updated by Lessee upon any payment related to the Third-Party Collateral, and which schedule Landowner shall be entitled to audit and obtain any reasonably necessary backup documentation with respect to. Lessee's fifty percent (50%) reimbursement for the Third-Party Collateral shall be paid by Landowner either (x) out of the proceeds of a sale or lease of the Property by Landowner to an unrelated third-party or (y) out of Landowner's operational profits from the Facility should Landowner engage a third-party operator to operate the Facility on Landowner's behalf, in either case on an equal, 50/50, basis (i.e., of each dollar of proceeds or profits, as the case may be, received by Landowner, Landowner shall be entitled to fifty cents, and Lessee shall be entitled to fifty cents) until such time as Landowner has satisfied its reimbursement obligation under this Section 4.4. Upon Lessee’s request, Lessee shall have the right to receive documentation in reasonable detail of Landowner's proceeds or profits, as applicable. Notwithstanding anything to the contrary in this Agreement, Lessee will not grant any security interests or liens purporting to encumber Landowner’s fee interest in and to the Land or any fixtures at the Facility (other than Lessee's Additional Processing Equipment) without Landowner's prior written consent; provided, however, that for the purpose of clarity, as between Landowner and Lessee, Landowner consents to, but does not concede to the effectiveness of, the security interests purporting to encumber the Facility as of the Effective Date, as the same are scheduled on Schedule 4.4 attached hereto and incorporated herein by this reference, and Landowner will not assert a default against Lessee under this Agreement as a result of such existing security interests.

4.5           Existing Mechanics Liens. The Parties agree that in the event of a conflict between the terms of this Section 4.5 and the remainder of Section 4, the terms and conditions of this Section 4.5 shall prevail. Landowner and Lessee agree to cooperate toward the timely removal (whether through direct payment, expungement, or bonding-over) of all mechanics' liens filed against the Land as of the Effective Date, which liens are scheduled on Schedule 4.5 attached hereto and incorporated herein by this reference (the "Existing Mechanics' Liens"). To the extent such Existing Mechanics’ Liens are not first satisfied or expunged by Prior Lessee, Landowner agrees to take the lead role in negotiating the removal of the Existing Mechanics' Liens and in responding to any litigation filed by any such lien claimants; provided, however, that Landowner and Lessee shall equally share, on a 50/50 basis, the responsibility for any payments to mechanics' lien claimants with respect to the Existing Mechanics' Liens. For the purpose of clarity, any mechanics' liens occasioned by Prior Lessee's (defined below) operations at the Property shall be subject to the cost-sharing mechanism expressed in this Section 4.5; provided, however, that Lessee shall have the sole responsibility to remove any mechanics' liens arising from Lessee's operations at the Property occurring on or after the Trigger Date. For the purpose of clarity, it is expressly agreed by and between the Parties that there are no third-party beneficiaries, express or implied, of this Section 4.5.

5.           Taxes.  During the Lease Term, in addition to the Rent, Lessee shall pay, on a pro-rated basis, all property taxes and assessments that are levied against the Property, including taxes that are attributable to the installation of Additional Facilities on the Property or any reclassification of the Property as a result of the Additional Facilities or this Agreement, to the extent that such increase is not separately assessed as personal property to Lessee and paid directly by Lessee to the taxing authorities. For the purpose of clarity, Lessee shall be responsible for the payment of all property taxes assessed against the Facility during the Lease Term, regardless of whether such taxes are directly charged to Lessee (as in the case of new personal property) or are changed to Landowner (as is the case with real property and existing personal property). Landowner shall submit the property tax bill and the bill for any assessments against the Property to Lessee within ten (10) days after Landowner receives the bill from the taxing authority.  No later than fifteen (15) days prior to the due date of any installment, Lessee shall pay the property taxes and assessments for which Lessee is responsible under the terms of this Agreement directly to the taxing authority.  Lessee shall have the right, upon prior written notice to Landowner, to contest or review the amount, applicability or validity of any real or personal property taxes which are assessed against the Property by appropriate lawful proceedings, which, if instituted, shall be diligently conducted by Lessee in good faith at its own cost and expense, and free of any expense to Landowner, and Landowner shall, upon the request of Lessee, execute all documents reasonably necessary to accomplish such contest or review; provided, however, that Landowner shall not be required to assume any expenses, obligations, or liabilities with respect thereto. Lessee shall indemnify and hold Landowner harmless from and against all claims arising out of such contest or review conducted by Lessee. If at any time the Property or any part thereof shall then be subject to forfeiture, or if Landowner shall be subject to any liability arising out of the nonpayment of real property or personal property taxes, Lessee shall, notwithstanding any pending contest or review, either pay such taxes or post such bonds as the taxing authority may require to prevent such forfeiture or liability.

6.           Hazardous Materials and Substances.

6.1.           Covenant.  Lessee covenants to Landowner that it will not use, or allow to be used on the Property, or bring onto, or allow to be brought onto, the Property, any Hazardous Substance (defined below), except as may be required in connection with the Permitted Use, and then only in full compliance with all applicable federal, state and local laws, regulations, and any conditions of permits, entitlements, and approvals. Lessee shall not violate, and does hereby agree to indemnify, protect, defend and hold Landowner harmless against, any violation by Lessee or Lessee's agents, invitees, sublessees (including, without limitation, Aemetis Advanced Fuels, Inc.) or contractors of any federal, state, or local law, ordinance, regulation, permit, approval, or entitlement relating to the generation, manufacture, production, use, storage, release or threatened release, discharge, disposal, transportation or presence of any substance, material or waste which is introduced, released, or brought onto the Property by Lessee and which is now or hereafter classified as hazardous or toxic, or which is regulated under current or future federal, state or local laws or regulations, or which otherwise qualifies as a Hazardous Substance. Further, Lessee shall not install, or allow to be installed, any underground fuel storage tanks on the Property.

6.2.           Right of Entry.  Subject to Lessee's normal security policies, Landowner reserves the right to enter the Property at any reasonable time and upon reasonable notice, and at any time in exigent circumstances, for the purpose of inspecting and examining the Property for the presence of any Hazardous Substance.  If the results of such inspection or examination reveal the presence of Hazardous Substances in violation of any law, permit, approval, or regulation in, on, or about the Property, the presence of which would constitute a violation of any provision of this Agreement, then Lessee shall reimburse Landowner for its costs incurred in undertaking such inspection and examination, and, at Landowner's option, Landowner may remediate the Hazardous Substances at Lessee's sole cost and expense.

6.3.           Hazardous Materials Indemnity.  Lessee shall indemnify, defend, protect, save, and hold Landowner and its successors, assigns, agents, employees and representatives harmless in accordance with and subject to the provisions of the Environmental Responsibilities Addendum attached hereto as Exhibit "C" and incorporated herein by this reference. For the purpose of clarity, Lessee acknowledges that the indemnity granted in this Section 6.3, as well as the Environmental Responsibility Addendum, each require Lessee to assume Prior Lessee's environmental obligations and indemnities under the Prior Lease and Lessee hereby assumes such obligations.

6.4.           Hazardous Substances Defined.  As used in this Agreement, the term "Hazardous Substances" shall include:  (i) explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other similar materials or pollutants which pose a hazard to the Property, or to persons on or about same, cause the Property to be in violation of any law or local approval, or are defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", or "toxic", or words of similar import under any applicable law, including, but not limited to:  (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; (B) the Hazardous Materials Transportation Act, as amended. 49 U.S.C. § 1801. et seq.; (C) the Resource Conservation and Recovery Act, as amended. 42 U.S.C. § 6901, et seq.; and (D) regulations adopted and publications promulgated pursuant to the aforesaid laws, and similar laws of the State of Nevada, including, without limitation, the Nevada Administrative Code regulations adopted by the Nevada Division of Environmental Protection (collectively. the "Environmental Laws"); (ii) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under any Environmental Laws now or hereafter in effect.

7.           Lessee's Representations, Warranties and Covenants.  In addition to Lessee's other representations, warranties, and covenants expressed in this Agreement, Lessee hereby represents, warrants and covenants to as follows:

7.1           Lessee's Authority.  Lessee is a limited liability company organized under the laws of the State of Nevada, is duly qualified to do business in Nevada, and has the unrestricted right and authority to execute this Agreement. The person signing this Agreement on behalf of Lessee is authorized to do so. When signed by Lessee, this Agreement constitutes a valid and binding agreement enforceable against Lessee in accordance with its terms.  No consent or other approval, authorization or action by, or filing with, any person is required to be made or obtained by such party for Lessee's lawful execution, delivery and performance of this Agreement.

7.2           Landowner's Continuing Rights.  Landowner shall have no right to use the Property during the Lease Term; provided, however, that except with respect to the Additional Water Rights, Landowner shall continue to have any and all rights related to water appurtenant to the Property, as well as to any and all subsurface resources, except to the extent that Landowner's exercise of its subsurface rights would unreasonably interfere with the Permitted Use. As used in this Agreement, "unreasonable interference" means any activities that materially lessen, or reasonably threaten to materially lessen, the Lessee's ability to use the Facility in accordance with the Permitted Use including, without limitation, excess vibration or blasting impacts.

7.3           Insurance.  Lessee shall, at its expense, maintain the insurance coverages set forth in Exhibit "D" attached hereto and incorporated by this reference, or as otherwise required in this Agreement. Lessee shall name Landowner as an additional insured on all such policies. Certificates of insurance evidencing the coverages required by this Agreement shall be provided to Landowner annually, as well as at Landowner's periodic request. Such certificates of insurance shall provide evidence that the insurance will not be cancelled, materially changed, or not renewed until the expiration of thirty (30) days after written notice of cancellation, material change, or nonrenewal has been received by Landowner.

7.4           Indemnity.  Lessee will indemnify, defend, protect, and hold harmless Landowner against costs and other liabilities for physical damage to property, for fines and/or governmental liabilities, for physical injuries or death, for environmental claims (except as otherwise set forth in, and subject to the provisions of, the Environmental Responsibilities Addendum), for claims related to the infringement of Landowner's Proprietary Information (defined below), for claims of nuisance, caused by, in connection with, or in any manner related to, Lessee's or any sublessee's (including, without limitation, Aemetis Advanced Fuels, Inc.) construction, operation, maintenance, repair, replacement, or removal of the Facilities or the Additional Facilities, the Permitted Use, or otherwise related to Lessee's, or any sublessee's (including, without limitation, Aemetis Advanced Fuels, Inc.), use of, or occupancy on, the Property, except to the extent such damages, injuries or death arose before the Effective Date (exempting claims arising under Section 6.3 or the Environmental Responsibilities Addendum) or are caused by the gross negligence or willful misconduct of Landowner or Landowner's invitees.  Landowner authorizes Lessee, at Lessee's sole expense, to take all reasonable safety and security measures to reduce the risk that the Facility or Additional Facilities will cause damage, injury, or death to people, livestock, other animals, and real and personal property. The terms set forth in this Section 7.4 shall survive termination of this Agreement.

7.5           Governmental Approvals.  During the Lease Term, Lessee, at its expense, shall comply in all respects with all laws, ordinances, statutes, orders, and regulations, and conditions of permits, approvals and entitlements of any governmental agency applicable to the Property. Additionally, Lessee shall, at its expense, use its best efforts to maintain in full force and effect all governmental permits or other authorizations connected with the Property, the Facility, or the Additional Facilities, including, without limitation, compliance with minimum work and renewal requirements. Landowner shall, to the extent required by law or as otherwise requested by Lessee, cooperate in such activities, provided Lessee reimburses Landowner for its out-of-pocket expenses incurred in connection with such cooperation. Any breach of Lessee's obligations pursuant to this Section is specifically acknowledged by Lessee to be material, and any such breach shall allow Landowner to pursue each and every of its remedies pursuant to this Agreement.

7.6           Construction Liens.  Except as provided in Section 4.5, Lessee shall keep the Property free and clear of all liens and claims of liens for labor and services performed on, and materials, supplies or equipment furnished to, the Property; provided, however, that if Lessee wishes to contest any such lien, Lessee shall, within thirty (30) days after it receives notice of the filing of such lien, remove or bond around such lien pursuant to applicable law.

7.7           Brokers' Agreements.  Lessee hereby represents and warrants that no broker's commission or fee is due to any party engaged by Lessee in connection with this Agreement, and Lessee agrees to indemnify, defend, protect, and hold Landowner harmless from any claims or actions by any such third parties for a broker's commission or fee.

7.8           Accounting Matters. Lessee represents and warrants that Lessee will perform and utilize substantially similar accounting methods to those utilized by Landowner as of the Effective Date, it being acknowledged by Lessee that Landowner's current accounting methods generate reports that are necessary for required reporting to governmental agencies.

7.9           Turnover and Restoration. Lessee will be permitted thirty (30) days after the expiration or earlier termination of this Agreement to remove Lessee’s Additional Processing Equipment, without additional charge or rental for such entry and removal, and without such entry constituting a holdover. Lessee hereby warrants that Lessee’s removal of Lessee’s Additional Processing Equipment shall be performed in a good and workmanlike manner, and Lessee shall be obligated to restore the Facility to the condition existing as of the Effective Date, reasonable wear and tear and loss by casualty excepted. Lessee hereby further represents and warrants that, upon the expiration or earlier termination of this Agreement and the removal of Lessee’s Additional Processing Equipment, the Facility shall be left in operable condition and in substantially the same condition as of the Effective Date, reasonable wear and tear excluded.

8.           Landowner's Representations, Warranties and Covenants.  In addition to Landowner's other representations, warranties and covenants expressed in this Agreement, Landowner hereby represents, warrants and covenants to Lessee as follows:

8.1           Landowner's Authority.  Landowner is a limited liability company organized under the laws of the State of Nevada and duly qualified to do business in Nevada, is the sole owner of the Property, and has the unrestricted right and authority to execute this Agreement and to grant to Lessee the rights granted hereunder. The person signing this Agreement on behalf of Landowner is authorized to do so. When signed by Landowner, this Agreement constitutes a valid and binding agreement enforceable against Landowner in accordance with its terms.  No consent or other approval, authorization or action by, or filing with, any person is required to be made or obtained by such party for Landowner's lawful execution, delivery and performance of this Agreement.

8.2           No Interference.  Landowner's activities and any grant of rights Landowner makes to any person or entity shall not impede or interfere with the Permitted Use or Lessee's right to possess the Property free of unreasonable interference.

8.3            Title Policy and Cooperation.  Lessee shall have the right, but not the obligation, to obtain a title insurance policy insuring its leasehold interest in the Property from a title insurer of its choice, and at its sole cost. Landowner shall cooperate with Lessee to obtain non-disturbance, subordination, and attornment agreements as requested by Lessee from any person with a lien, encumbrance, mortgage, lease, or other material exception to Landowner's fee title to the Property, to the limited extent necessary to eliminate any actual interference by any such person with any rights granted to Lessee under this Agreement.

8.4           Requirements of Governmental Agencies.  Landowner, at no cost to Landowner, shall assist and fully cooperate with Lessee in complying with or obtaining any land use and environmental entitlements, permits, and approvals, tax-incentive or tax-abatement program approvals, building and site improvement permits, environmental permits, or any other approvals required or deemed desirable by Lessee in connection with the Permitted Use, including execution of applications for such approvals and delivery of information and documentation related thereto, and execution, if required, of any orders or conditions of approval. Lessee shall reimburse Landowner for its out-of-pocket expenses incurred in connection with such cooperation, to the extent Lessee has approved such expenses in advance.

8.5           Indemnity.  Landowner will defend, indemnify, protect, and hold harmless Lessee for, from, and against liability by reason of, resulting from, or arising out of: (i) the inaccuracy of any representation or warranty of Landowner set forth in this Agreement; (ii) the non-fulfillment or nonperformance of any covenant of Landowner set forth in this Agreement; (iii) for fines and/or governmental liabilities, for physical injuries or death, for environmental claims, or for claims of nuisance, caused by, in connection with, or in any manner related to, Landowner's  operation, maintenance and repair of the Facility prior to the Effective Date (except as otherwise set forth in, and subject to the provisions of, the Environmental Responsibilities Addendum); (iv) the gross negligence or willful misconduct of Landowner or its representatives and agents in the performance of their obligations under this Agreement; (v) for physical damage to the Property, and for physical injuries or death to Lessee or its employees, invitees, contractors or the public, to the extent caused by the gross negligence or willful misconduct of Landowner; and (vi) any claims or losses asserted by Prior Lessee in relation to the Prior Lease, except for those claims caused or occasioned by Lessee’s actions, omissions, or negligence.

8.6           Hazardous Materials.  As of the effective date of the Prior Lease, Landowner was in material compliance with all state, federal, and local environmental laws as the same were applicable to the Property, and Landowner was not subject to any environmental proceedings with respect to the Property.  Landowner has not received any written notice of any violation, that, as of the effective date of the Prior Lease, remained uncured, and to Landowner's actual knowledge no writs, injunctions, decrees, orders or judgments have been instituted or filed, under any Environmental Laws with respect to the ownership, use or occupation of the Property. Landowner shall not violate, and shall indemnify Lessee for, from and against any violation by Landowner of any federal, state or local law, ordinance or regulation relating to the generation, manufacture, production, use, storage, release, discharge, disposal, transportation or presence of any Hazardous Substance.

8.7           Quiet Enjoyment.  Landowner covenants and warrants that Lessee shall peacefully hold and enjoy all of the rights granted by this Agreement for the Lease Term without hindrance or interruption by Landowner, or any person claiming by, through, or under Landowner.

8.8           Utilities.  Landowner shall cooperate with Lessee in Lessee's efforts to obtain utility services to and from the Property, including executing any applications or assignments necessary for such service to the Property, and, to the extent necessary, granting service providers easements or licenses to cross the Property for terms coextensive with the Lease Term, provided that Lessee shall be solely responsible for all costs related to such services, including those costs related to construction and operation of the facilities necessary to provide such services, and those costs related to Landowner's legal review of any such instruments.

8.9           Brokers' Agreements.  Landowner hereby represents and warrants that no broker's commission or fee is due to any party engaged by Landowner in connection with this Agreement and agrees to indemnify, defend and hold Lessee harmless from any claims or actions by any such third parties for a broker's commission or fee in connection with this Agreement.

8.10           Condemnation.  Landowner hereby represents that there are no pending or, to Landowner's actual knowledge, threatened condemnation proceedings affecting the Property.

8.11           Absence of Changes/No Undisclosed Liabilities. Landowner shall provide Lessee with a current balance sheet, accurately detailing Landowner's assets, liabilities and ownership equity as of the Effective Date in a form substantially similar to that attached hereto as Exhibit "E" and incorporated herein by this reference. Landowner hereby represents that, during the Lease Term, Landowner will take no action whatsoever that will result in any material adverse change in Landowner's business, condition, capitalization, assets (tangible or intangible), liabilities, operations and financial performance. Furthermore, during the Lease Term, Landowner will not incur or accrue any material contingent or other liabilities of any nature.  Notwithstanding anything to the contrary contained in this Section 8.11, intra-company loans or liabilities shall not be considered a violation of this Section 8.11. For purposes of this Section 8.11, "intra-company loans or liabilities" shall mean transactions between Landowner and its LLC members.  In the event that Lessee exercises its option to purchase all of the Landowner entity as provided in Section 13 of this Agreement, any change or deviation from Landowner's balance sheet shall be adjusted by the parties prior to the Closing (as defined in the Membership Interest Purchase Agreement).

9.           Transfers.  Lessee and, as applicable, any Permitted Transferee (defined below) shall have the right, subject to Landowner's written consent, which shall not be unreasonably withheld, conditioned or delayed, to do any of the following: (i) finance Additional Facilities; (ii) encumber with a deed of trust or other security instrument this Agreement, or Lessee's leasehold estate in the Property; or (iii) assign this Agreement to a Permitted Transferee; provided that in no event shall Landowner be required to subordinate or encumber its fee title interest in the Property, or any part thereof or interest therein, in connection with any such mortgage, deed of trust, hypothecation, or other transfer, and further provided that, for purposes of clarity, that in no event shall Lessee encumber, or attempt to encumber, Landowner's fee interest in the Property. Landowner consents to the existing security interests against the Facility, as the same are scheduled on Schedule 4.4 attached hereto and incorporated herein by this reference, and Landowner will not assert a default against Lessee under this Agreement as a result of such existing security interests. A "Permitted Transferee" is any of the following: (i) any purchaser of more than seventy percent (70%) of the membership interests in, or stock of, Lessee; (ii) a wholly-owned U.S. subsidiary of Vertex or Vertex Energy Operating, LLC qualified to do business in Nevada; or (iii) any entity to which Landowner gives Lessee written consent to a proposed transfer; provided, however, that Landowner may unreasonably withhold such consent in its sole and absolute discretion; and further provided, however, that Landowner's refusal to provide its written consent to any proposed assignee that has an audited net worth lower than that of Lessee shall not be deemed unreasonable or made in bad faith. Notwithstanding anything to the contrary contained in this Agreement, Lessee shall continue to be liable, jointly and severally, with any Permitted Transferee, for all liabilities and obligations of Lessee under this Agreement, including, without limitation, the representation and warranty and indemnity provisions of this Agreement, after this Agreement has been assigned to a Permitted Transferee. Subject to Section 8.11 of this Agreement, this Agreement may be assigned or otherwise encumbered by Landowner, and Landowner may sell the Land and the Facility, without the prior written consent of Lessee.

10.           EXPROPRIATION AND CASUALTY.

10.1           Expropriation of Entire Property or Portions of the Facility.  If, during the Term of this Agreement, the entire Property, or any portion of the Property such that Lessee's ability to operate the Facility for the Permitted Use is materially and adversely affected and such operations or facilities cannot be relocated to another part of the Property, as reasonably determined by Landowner and Lessee, shall be taken as the result of the exercise of the power of expropriation (a "Major Taking"), this Agreement and all right, title and interest of Lessee hereunder shall cease and come to an end on the date of vesting of title pursuant to the Major Taking and Landowner shall be entitled to and shall receive the total award allocable to the Property with respect to the Major Taking; provided, however, that nothing contained in this Section 10 shall be deemed to give Landowner any interest in, or to require Lessee to assign to Landowner, any award made to Lessee for the taking of the Lessee's business operations or any personal property belonging to Lessee, reasonable expenses of relocation, and any interest accruing thereon (collectively, the "Lessee's Recoverable Damages").

10.2           Partial Expropriation/Continuation of Lease.  If any part of the Property shall be taken in an expropriation proceeding other than a Major Taking ("Minor Taking"), then this Agreement shall, upon vesting of title in the Minor Taking, terminate as to the parts so taken, and Lessee shall have no claim or interest in the award, damages, consequential damages and compensation, or any part thereof other than for Lessee's Recoverable Damages.  Landowner shall be entitled to and shall receive the total award made in such Minor Taking, Lessee hereby assigning any interest in such award, damages, consequential damages and compensation to Landowner, and Lessee hereby waiving any right Lessee has now or may have under present or future law to receive any separate award of damages for its interest in the Property, or any portion thereof, or its interest in this Agreement; provided, however, that nothing contained herein shall be deemed to give Landowner any interest in, or to require Lessee to assign to Landowner, any award made to Lessee for Lessee's Recoverable Damages.

10.3           Continuance of Obligations.  In the event of any termination of this Agreement as a result of any such Major Taking or Minor Taking, Lessee shall pay to Landowner all Rent and all additional Rent and other charges payable hereunder, justly apportioned to the date of such termination.  If this Agreement is not terminated, then, from and after the date of vesting of title in such proceedings, Lessee shall continue to pay all of the Rent and additional Rent and other charges payable hereunder provided in this Agreement, to be paid by Lessee, it being expressly agreed to by Landowner and Lessee that there shall in no event be any abatement or adjustment of any rental amounts due under this Agreement as a result of any such proceedings or the exercise of any power of eminent domain.

10.4           Fire and Casualty Damage.  Notwithstanding anything to the contrary contained in this Agreement, Lessee shall obtain fire and other casualty insurance in the amount of the full replacement value of the Facility and, as applicable, any Additional Facilities. If any of the Property shall be damaged by fire or other casualty, then Lessee shall give prompt written notice thereof to Landowner, and Lessee shall proceed to restore such portion of the Property that is damaged by the casualty to substantially the same or better condition as on the Effective Date, reasonable wear and tear excepted. Lessee shall commence the restoration and reconstruction work within a reasonable period following the casualty, and shall use reasonable diligence to complete such work as soon as reasonably possible. Lessee shall have the right to adjust and settle all property insurance claims relating thereto, subject to Landowner's approval, not to be unreasonably withheld, conditioned or delayed. Lessee shall have the sole responsibility for restoring and rebuilding the Property, and Landowner shall have no obligation to Lessee and shall not be liable for any inconvenience or annoyance to Lessee or injury to the business of Lessee resulting in any way from such damage or the repair thereof. Lessee shall not be entitled to any diminution in Rent during the time and to the extent any of the Property are unfit for occupancy. If the insurance proceeds received by, or for the account of, Lessee, shall be insufficient to pay the entire cost of necessary repairs and restoration, Lessee shall supply the amount of any such deficiency and shall apply the same to the payment of the cost of such repair and restoration. Under no circumstances shall Landowner be obligated to make any payment or contribution toward the cost of any repairs or restoration.

11.           Default.

11.1           Event of Default.  With respect to a Party, an event of default ("Event of Default") shall exist under this Agreement if:

(a)           such Party fails to pay any amount within ten (10) business days after receipt of written notice that such amount is past due;

(b)           except as otherwise expressly set forth, such Party is in breach of any representation or warranty set forth herein or fails to perform any material obligation set forth in this Agreement, and such breach or failure is not cured within thirty (30) days after notice from the non-defaulting Party; provided, however, that if the breach or failure is such that it cannot be cured within such thirty (30) day period using commercially reasonable efforts ,the cure period shall be extended so long as the defaulting Party is diligently pursuing such cure; and further provided, however, that the cure period shall be extended by the number of days during which the defaulting Party is prevented from taking curative action solely by Force Majeure (defined below) if the defaulting Party had begun curative action and was proceeding diligently, using commercially reasonable efforts, to complete such curative action;

(c)           as to Lessee, Lessee files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district, or territory thereof;

(d)           as to Lessee, Lessee is determined to be, by the relevant governmental entity, whether administratively or judicially, in violation of a federal, state, or local law or regulation, or of a permit or governmental approval, and such breach or failure is not cured within ten (10) days after notice from the non-defaulting party; or

(e)           as to Lessee, any material breach of Section 3.4.1 of this Agreement.

11.2           Remedies.  Upon an Event of Default by one Party, the other Party shall have the right, but not the obligation, to terminate or suspend this Agreement, in part or in whole as to the Property, with respect to all obligations arising after the effective date of such termination or suspension (other than payment obligations relating to obligations arising prior to such termination or suspension), or to pursue any appropriate civil action against the defaulting Party. The defaulting Party shall be liable to reimburse the non-defaulting Party for such non-defaulting Party's expenses and costs relating to such default (including, but not limited to, reasonable attorneys' fees).

11.3           Cumulative Remedies.  Each Party shall have all rights and remedies available at law and in equity for any breach of this Agreement by the other Party.

11.4           Consequential Damages.  The Parties agree that it is the intent that, neither Landowner nor Lessee, nor their respective officers, directors, partners, shareholders, agents, employees, contractors or affiliates, shall be liable to the other party or to its affiliates, officers, directors, shareholders, partners, agents, employees, successors or assigns, for claims for incidental, special, indirect, punitive or consequential damages of any nature connected with or resulting from performance or non-performance of this Agreement, including claims in the nature of lost revenue, income or profits, losses, damages or liabilities under any financing, lending, construction or other contracts, agreements or arrangements to which either may be a party irrespective of whether such claims are based upon negligence, strict liability, contract, operation of law or otherwise ("Consequential Damages"); notwithstanding anything to the contrary contained in this Agreement, however, Landowner shall be entitled to recover any Consequential Damages derived or occasioned as a result of Lessee's breach of the provisions set forth in Section 3.4.1 of this Agreement.

12.           General Right of Inspection.  In addition to Landowner's rights concerning environmental inspections, Landowner and its agents and representatives shall be entitled to enter upon and inspect the Property at any time during normal business hours and upon prior reasonable notice, provided only that such inspection shall not unreasonably interfere with Lessee's business activities. Lessee reserves the right to require that Landowner be accompanied by a representative of Lessee while on the Property.

13.           Option to Purchase the Landowner Entity.

13.1.           Grant of Option.  If no Event of Default on the part of Lessee shall then exist, Lessee shall have the option at any time during the Lease Term to purchase the equity of Landowner upon the terms and conditions set forth in this Agreement (the "Option"). Should Lessee choose to exercise the Option, the purchase of Landowner's equity shall be effectuated through a Membership Interest Purchase Agreement in substantially similar form as that attached hereto as Exhibit "F" and incorporated herein by this reference. The Parties acknowledge that the consideration for this grant of Option is encompassed in the Rent payable by Lessee to Landowner.

13.2.           Exercise and Delivery.  If Lessee elects to exercise the Option, such Option shall be exercised by Lessee by irrevocable written notice to Landowner. The closing date of the Option transaction (the effective date of the transfer of Landowner's equity to Lessee) shall be sixty (60) days after Lessee provides written notice to Landowner of its decision to exercise the Option, unless the Parties hereto agree to close this purchase transaction earlier ("Option Effective Date").

13.3.           Purchase Consideration.  Concurrently with the Option Closing Date, Lessee shall pay to Landowner consideration in the amount calculated as follows: (i) if paid on or prior to August 31, 2015, the Purchase Consideration (defined below) shall be EIGHT MILLION FIVE HUNDRED THOUSAND DOLLARS ($8,500,000.00) ("Discounted Purchase Price"); (ii) if not paid on or prior to August 31, 2015, effective as of (and starting as of) September 1, 2015, the Purchase Consideration shall increase, starting from the Discounted Purchase Price, by ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($125,000.00) per month until July 1, 2016, on which date, and effective every month thereafter, the Purchase Consideration shall increase by TWO HUNDRED FORTY-FOUR THOUSAND DOLLARS ($244,000.00) per month; provided, however, that (x) the Purchase Consideration shall be capped at THIRTEEN MILLION DOLLARS ($13,000,000.00) and (y) the Purchase Consideration shall be reduced by the sum of ONE HUNDRED TWENTY-TWO THOUSAND DOLLARS ($122,000.00) for each payment of Rent fully and timely made (for the purpose of clarity, the net effect of these provisions is that (1) from the period of September 1, 2015 through December 31, 2015, the Purchase Consideration will increase by ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($125,000.00) per month; (2) as long as Rent is fully and timely paid, during the period of January 1, 2016 through June 30, 2016, the Purchase Consideration will increase by THREE THOUSAND DOLLARS ($3,000.00) per month; and (3) as long as Rent is fully and timely paid, during the period of July 1, 2016 until the Closing Date (defined below) the Purchase Consideration will increase by ONE HUNDRED TWENTY-TWO THOUSAND DOLLARS ($122,000.00) per month) (as applicable, the "Purchase Consideration"). Landowner acknowledges that, depending on when the Option is exercised, that the Purchase Consideration may be zero dollars pursuant to the formula set forth in this Section; in that event, the Purchase Consideration payable upon the Option Closing Date shall be ONE HUNDRED DOLLARS ($100.00).

13.4.           Termination of Option.  In the event that Lessee does not exercise its Option on or before the expiration or earlier termination of the Lease Term, or prior to giving Landowner notice of termination pursuant to Section 1.4, the Option shall automatically terminate and be of no further force and effect, and shall not be deemed to encumber Landowner's fee estate in the Property in any manner.

14.           Proprietary Information.

14.1           Definition of "Proprietary Information". "Proprietary Information" means all information developed by Landowner and its employees, consultants, and agents with respect to, in connection with, or necessary or useful for, the operation of the Facility, including, without limitation, the following: data, know-how, trade secrets, processes, specifications, drawings, sketches, models, samples, tools, technical information, mask works, software, firmware, designs, methodologies, ideas, concepts, inventions, plans, techniques, hardware, works of authorship, and studies.  Proprietary Information includes all intellectual property rights of Landowner, including without limitation, copyrights, patents, industrial design rights, trademarks, logos, slogans, corporate names, trade names, rights of priority, and applications and registrations for any of the foregoing.  Proprietary Information does not include: (i) information of Landowner that at the time furnished to Lessee is in the public domain or becomes part of the public domain by publication or otherwise through no fault of the other Party or its employees or agents; or (ii) information of Landowner that at the time furnished to Lessee was in the possession of Lessee as shown by written records and was independently developed by Lessee or obtained from a source on a non-confidential basis by a Person entitled to disclose it.

14.2           Permitted Use of Proprietary Information. During the Lease Term, Landowner may furnish Proprietary Information to Lessee without the payment of any license fee to Landowner.  Landowner acknowledges and agrees that any Proprietary Information furnished to Lessee by Landowner shall be solely for the purpose of Lessee's operation of the Facility, and the care, maintenance and proper settings of the Facility, and that all Proprietary Information is confidential and, as between Lessee and Landowner, proprietary to Landowner. As between Lessee and Landowner, Landowner shall, at all times, have the exclusive right and interest in and to such Proprietary Information and the goodwill associated therewith.  Lessee shall not directly or indirectly contest the ownership by Landowner of Proprietary Information. The use of the Proprietary Information of Landowner in the operation of the Facility does not give Lessee any ownership interest or other interest in or to such information; provided, however, that Landowner, if Lessee exercises the Option, and upon the Option Closing Date, will grant to Lessee at no additional cost a nonexclusive perpetual limited license (which license shall not be sublicensed, assigned, conveyed or otherwise transferred in any fashion by Lessee) to use, solely for the continued operation of the Facility (but not any similar facility or plant), such Proprietary Information of Lessee that is then utilized in the operation of the Facility and necessary for the continued operations of the Facility.  Nothing in this Agreement shall be construed as requiring Landowner to furnish any Proprietary Information to Lessee, or allowing Lessee to utilize any Proprietary Information previously furnished to Lessee, with respect to any facility or plant other than the Facility.  Should Lessee desire to utilize any Proprietary Information of Landowner at a facility or plant other than the Facility, Lessee must first negotiate and enter into a license agreement with Landowner requiring the payment of consideration separate from that required under this Agreement.  Any such license agreement must be mutually agreed upon by Landowner and Lessee and Landowner is not, and shall not be, obligated by virtue of entering into this Agreement, to enter into any such license agreement with Lessee.

Lessee shall keep the Proprietary Information of Landowner confidential and shall use all reasonable efforts to maintain the Proprietary Information as secret and confidential in perpetuity.  Failure to so maintain the Proprietary Information of Landowner as confidential will entitle Landowner to any damages stemming from such failure, to include, without limitation, reasonable attorneys' fees.  Lessee will not at any time without the prior written consent of Landowner, copy, duplicate, record, or otherwise reproduce the Proprietary Information of Landowner, in whole or in part, or otherwise make the same available to any unauthorized person.  Lessee agrees that Landowner would be irreparably damaged by reason of any violation of the confidentiality provisions contained herein and that any remedy at law for a breach of such provisions would be inadequate.  Therefore, Landowner will be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction against Lessee, its agents, employees, affiliates, officers or other associates, for any breach or threatened breach of the confidentiality covenants contained herein without the necessity of proving actual monetary loss.  It is expressly understood that the remedy described herein will not be the exclusive remedy of Landowner for any breach of such covenants, and Landowner will be entitled to seek such other relief or remedy, at law or in equity, to which it may be entitled as a consequence of any breach of such covenants. The terms set forth in this Section shall survive termination of this Agreement.

15.           Miscellaneous.

15.1           Business Days. If an action required under this Agreement falls on a weekend or a national holiday recognized by national banks operating in Reno, Nevada, such action shall be excused until the next business day.

15.2           Confidentiality.  Landowner and Lessee each warrant and covenant with the other to maintain in the strictest confidence, for the benefit of the other Party, all information pertaining to the financial terms of or payments under this Agreement, the design of the Facility, methods of production, and the like, unless such information is in the public domain by reason of permitting applications or other governmental or legal obligations. Notwithstanding the foregoing, either Party may disclose such information to its lenders, attorneys, accountants and other advisors solely for use in connection with their representation of Landowner regarding this Agreement; or pursuant to lawful process, subpoena, or court order requiring such disclosure, provided that a Party, in making such disclosure, advises the party receiving the information of the confidentiality of the information.  The provisions of this Section shall survive the termination or expiration of this Agreement.

15.3           Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, Landowner and Lessee and, to the extent permitted under this Agreement, any Permitted Transferee of Lessee, and their respective heirs, transferees, successors and assigns, and all persons claiming under them.  References to Lessee in this Agreement shall be deemed to include Permitted Transferees which assume or pursuant to this Agreement are deemed to have assumed any of Lessee's obligations in this Agreement.

15.4           Memorandum of Lease and Purchase Option.  Upon Lessee's request, Landowner shall execute in recordable form, and Lessee shall then be entitled to record, a memorandum of the Lease substantially similar to the form attached hereto as Exhibit "G" and incorporated herein by this reference. Within ten (10) days of the termination of this Agreement, Lessee shall record a quitclaim or similar release of the memorandum of lease; should Lessee fail to do so, Landowner shall be entitled to record same without liability to Lessee for such action.

15.5           Notices.  All notices or other communications required or permitted by this Agreement, including payments to Landowner, shall be in writing and shall be deemed given when personally delivered, or in lieu of such personal service, five (5) days after deposit in the United States mail, certified, or the next business day if sent by reputable overnight courier, provided receipt is obtained and charges prepaid by the delivering party.  Any notice shall be addressed as follows:

If to Landowner: Bango Oil, LLC c/o Fox Encore 05 LLC c/o ACF Property Management, Inc. 12411 Ventura Boulevard Studio City, CA 91604-2407 Attn: Alan C. Fox, President	If to Lessee: Vertex Refining NV, LLC c/o Vertex Energy, Inc. 1331 Gemini Street, Suite 250 Houston, TX 77058 Attn: Chris Coulson

With a required copy to: Holland & Hart LLP 5441 Kietzke Lane Second Floor Reno, NV 89511 Attn: Bryce C. Alstead	With a required copy to: Timothy P. Reardon Reinhart Boerner Van Deuren s.c. 1000 North Water Street, Suite 1700 Milwaukee, WI 53202

Any Party may change its address for purposes of this Section by giving written notice of such change to the other Party in the manner provided in this Section.

15.6           Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between Landowner and Lessee respecting its subject matter. Any agreement, understanding or representation respecting the Property, this Agreement, or any other matter referenced herein not expressly set forth in this Agreement, or in a subsequent writing signed by both parties, is null and void.  This Agreement shall not be modified or amended except in a writing signed by both parties.  No purported modifications or amendments, including, without limitation, any oral agreement (even if supported by new consideration), course of conduct or absence of a response to a unilateral communication, shall be binding on either party.

15.7           Governing Law and Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard to the conflict of law principles of such State.  If the parties are unable to resolve amicably any dispute arising out of or in connection with this Agreement, they agree that such dispute shall be resolved in the Second Judicial District Court of the State of Nevada in Washoe County, Nevada.

15.8           Attorneys' Fees.  In the event that either Party fails to perform any of its obligations under this Agreement and such failure is an Event of Default hereunder or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the Party not prevailing in such dispute shall pay any and all reasonable costs and expenses incurred by the other Party in enforcing or establishing its rights hereunder, including, without limitation, court costs and attorneys' fees.

15.9           Partial Invalidity.  Should any provision of this Agreement be held in a final and unappealable decision by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions hereof shall remain in full force and effect and unimpaired by the court's holding.

15.10           Tax Credits.  If under applicable law the holder of a leasehold interest in the nature of that held by Lessee or a Permitted Transferee under this Agreement becomes eligible for any tax credit, benefit, or incentive for alternative energy expenditure established by any local, state, or federal government (a "Tax Benefit Item"), then, at Lessee's option, Landowner and Lessee shall amend this Agreement, if necessary, and to the limited extent necessary, so as to allow Lessee to become eligible for such tax credit, benefit, or incentive; provided, however, that Landowner shall not be required to amend this Agreement should such amendment negatively impact Landowner's taxes payable as a result of this Agreement (including income taxes) exclusive of the positive tax impact to Landowner arising from the Tax Benefit Item(s).

15.11           No Partnership.  Nothing contained in this Agreement shall be construed to create an association, joint venture, trust or partnership covenant, obligation or liability on or with regard to any one or more of the parties to this Agreement.

15.12           Counterparts.  This Agreement may be executed with counterpart signature pages and in duplicate originals, each of which shall be deemed an original, and all of which together shall constitute a single instrument.

15.13           Interpretations.  Preparation of this Agreement has been a joint effort of both the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other. The captions to this Agreement are inserted solely for ease or reference, are not to be considered material terms, and are not intended to aid in the interpretation of this Agreement.

15.14           No Waiver.  No waiver by either Party of any term or provision of this Agreement shall be deemed a continuing waiver, or a waiver of a different term of provision of this Agreement.

15.15           Exhibits. Unless otherwise provided by this Agreement, in the event of a conflict between the terms of this Agreement and the terms of the Exhibits hereto, the terms of this Agreement shall control.

15.15           Time.  Time is of the essence of this Agreement.

[Signature blocks on next page.]

IN WITNESS WHEREOF, Landowner and Lessee have caused this Agreement to be executed and delivered by their duly authorized representatives as of the Effective Date.

LESSEE	Vertex Refining NV, LLC: By: Vertex Energy Operating, LLC Its: Sole Member By: /s/ Benjamin P. Cowart Benjamin P. Cowart, Manager

LANDOWNER
Bango Oil, LLC:

By:           Fox Encore 05 LLC,
a Washington limited liability company
Its:           Managing Member

By:           ACF Property Management, Inc.,
a California corporation
Its:           Managing Member

By:          /s/Alan C. Fox
Alan C. Fox
Its:  President

Schedule 4.4

Existing Security Interests Against the Facility

[continued on next page.]

Schedule 4.5

Existing Mechanics' Liens

Claimant	Date	Amount
Nevada Thermal Services, LLC	1/06/2015	$7,581.70
H&E Equipment Services	1/27/2015	51,950.31
Farwest Insulation Contracting	1/13/2015	128,322.00
NRC Environmental Services, Inc.	2/02/2015	550,000.00
LA Perks Plumbing and Heating	2/10/2015	290,338.24
LA Perks Plumbing and Heating	2/11/2015	30,599.95
LA Perks Plumbing and Heating	2/11/2015	6,650.20
LA Perks Plumbing and Heating	2/11/2015	54,463.20
R.F. MacDonald Co.	2/18/2015	61,003.31
LA Perks Plumbing and Heating	2/19/2015	11,664.18

Exhibit "A"

Legal Description

Exhibit "B"

Existing Permits

Permittee	Agency/Issuer	Permit	Permit Number	Date
Bango Refining, LLC	NDEP – Bureau of Water Pollution Control	Onsite Sewage Disposal System General Permit	GNEVOSDS 09S0139	7/16/13
Bango Refining, LLC	NDEP – Bureau of Air Pollution Control	Class II Air Quality Operating Permit	AP2992-1473.01	2/04/13
Bango Refining, LLC	NDEP – Bureau of Air Pollution Control	Order No. 2014-05	Order No. 2014-05	11/19/13
Bango Refining, LLC	NDEP – Bureau of Water Pollution Control	NDEP Authorization to Discharge Permit	NEV2009509	4/01/10
Bango Refining, LLC	NDEP – Bureau of Water Pollution Control	NDEP Stormwater General Permit for Industrial Activity	NVR050000 (ISW-4966)	9/18/09
Bango Oil, LLC	NDEP – Bureau of Waste Management	NDEP Written Determination (NAC 444.8455 and 444.84555)	NA	3/16/06
Best Energy, LLC	NDEP – Bureau of Waste Management	Notification of Waste Activity	NVR000080655	11/03/05
Best Energy, LLC	NDEP – Bureau of Waste Management	Certificate of Designation (NAC 444.8455)/ Variance (NAC 444.8456 (1), (6), (8)(b), and (8)(d))	NA	10/03/02
Bango Oil, LLC	Churchill County Planning Commission	Special Use Permit (Amended)	Doc #413864	5/10/10
Bango Refining NV, LLC	Nevada State Fire Marshall	Construction Permit for Fire Protection System Installation	SFM No. 15CH051	8/20/14
Bango Oil, LLC	Nevada Division of Water Resources	Nevada Water Rights Permit	Permit No. 80156	8/30/11
Bango Oil, LLC	Churchill County Board of Commissioners	Settlement Agreement	N/A	1/19/10

Exhibit "C"

Environmental Responsibilities Addendum

(See attached.)

ENVIRONMENTAL RESPONSIBILITIES ADDENDUM
FOR THE
BANGO USED OIL RECYCLING FACILITY

This Environmental Responsibilities Addendum ( “Addendum”) is attached to, governed by, and made a part of the Lease Agreement (the “Agreement”) dated April 30, 2015 by and between Vertex Refining NV, LLC, a Nevada limited liability company, as “Lessee” and Bango Oil LLC, a Nevada limited liability company, as “Landowner”.  For convenience, all capitalized terms not otherwise defined in this Addendum have the same meaning ascribed to them in the Agreement.

RECITALS

1.           Landowner is owner of the property and improvements at the Bango Oil Used Oil Recycling Facility, collectively referenced as the Property and more particularly defined in the Agreement.

2.           Lessee has been operating the Bango Oil Used Oil Recycling Facility on behalf of Prior Lessee (defined below) since May of 2014.

3.           Lessee desires to lease the Property, with an option to purchase the membership interests of Landowner, and to continue the operation of the Property.

4.           Lessee and Landowner wish to allocate responsibility for environmental liabilities and claims associated with the Property according to each party’s ownership and operation of the property and improvements.

AGREEMENT

1.           Definitions.  As used in this Addendum, the following terms have the meanings set forth below:

a.           “Environmental Baseline” means the environmental facts, circumstances and conditions existing, initiated or occurring at the Property prior to August 11, 2011 (the “Effective Date”).

b.           “Environmental Claims” means all suits, liabilities, losses, claims, enforcement actions, fines and penalties arising out of or resulting from (i) circumstances at the Property forming the basis for any violation of Environmental Law in effect on the Effective Date or (ii) the presence of Hazardous Substances at, under or emanating from the Property at levels in excess of those levels, standards or limits that are applicable, relevant or appropriate to the industrial use of the Property as defined and restricted in the Agreement, or as promulgated under, or pursuant to, any Environmental Law in effect on the Effective Date.

c.           “Environmental Law” shall have the meaning given thereto in the Agreement.

d.           “Hazardous Substances” shall have the meaning given thereto in the Agreement.

e.           “Pre-Closing Environmental Liabilities” means all Environmental Claims arising prior to the Effective Date (“Environmental Baseline Condition”) except to the extent such Environmental Claims have been materially exacerbated by any act or omission of Lessee.  In the event that an act or omission of Lessee results in the material exacerbation or compounding of, or intermingling with, an Environmental Baseline Condition, the Environmental Claims arising out of such Environmental Baseline Condition shall cease to be Pre-Closing Environmental Liabilities.  For purposes hereof, such Environmental Claims shall be deemed to have been “materially” exacerbated and such exacerbation, compounding or intermingling shall be deemed to be “material” if, as a result of the foregoing, any corrective action with respect to the Environmental Baseline Condition is required under any Environmental Law that would otherwise not have been required under such Environmental Law or if, as a result of the foregoing, the cost of any corrective action with respect to the Environmental Baseline Condition is increased by at least Two Hundred Thousand Dollars (US $200,000) or more.

2.           Landowner’s Representations and Warranties.

a.           As Is.  THE PROPERTY IS LEASED, AND, UPON EXERCISE BY LESSEE OF ITS OPTION TO PURCHASE WILL BE TRANSFERRED, TO LESSEE ON AN “AS-IS WHERE-IS” BASIS WITHOUT ANY IMPLIED OR EXPLICIT WARRANTIES, EITHER ORAL OR WRITTEN, MADE BY LANDOWNER OR ANY AGENT OR REPRESENTATIVE OF LANDOWNER, EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT AND THIS ADDENDUM.  LANDOWNER EXPRESSLY DISCLAIMS RESPONSIBILITY FOR THE ACCURACY OR ADEQUACY OF ANY AND ALL REPORTS AND OTHER MATERIALS OF WHATEVER NATURE CONCERNING THE PROPERTY SUPPLIED BY LANDOWNER OR LANDOWNER’S REPRESENTATIVES TO LESSEE OR LESSEE’S REPRESENTATIVES, BUT REPRESENTS THAT IT HAS NO KNOWLEDGE (WITHOUT HAVING PERFORMED ANY INDEPENDENT INVESTIGATION AND HAVING NO SUCH DUTY TO DO SO) THAT ANY SUCH MATERIALS ARE MATERIALLY INACCURATE. THE FOREGOING LIMITED REPRESENTATION IS NOT A REPRESENTATION (1) THAT THE MATERIALS PRESENT A COMPLETE PICTURE OF THE ENVIRONMENTAL CONDITION OF THE PROPERTY OR ALL ENVIRONMENTAL INFORMATION THAT MIGHT BE MATERIAL TO LESSEE'S DECISION, OR (2) AS TO THE ACCURACY OF INFORMATION CONTAINED IN ANY REPORTS GENERATED BY THIRD PARTIES OR OF MATTERS OF OPINION OR ANY ESTIMATE OR FORECAST (WHETHER CONTAINED IN ANY THIRD PARTY REPORTS OR OTHERWISE).

b.           Documents, Files and Records.  The files, records, documents and other materials provided or otherwise made available to Lessee relating to the environmental condition of the Property constitute all of the files, records and other documents regarding the history, condition, operation, development, use, occupancy and management of the Property as such relate to environmental matters (“Environmental Records”) which are within Landowner’s possession and reasonable control and which are not otherwise privileged or confidential.  It is acknowledged by Lessee that Landowner’s withholding of privileged or confidential Environmental Records from Lessee does not constitute or create a Material Adverse Effect on Lessee’s ability to perform a due diligence review of the Property or otherwise form an independent understanding of the Environmental Baseline Conditions.

3.           Lessee’s Representations and Warranties.

a.           Disclaimer.  Lessee acknowledges and agrees that, except as explicitly stated in this Addendum, Landowner has not made and does not make any representations, warranties, or covenants of any kind or character whatsoever, either express or implied, with respect to the habitability, tenantability or suitability for commercial purposes, merchantability, or fitness of the Property for a particular purpose, all of which warranties Landowner hereby expressly disclaims.

b.           Environmental Baseline.  Lessee acknowledges that the Property has been used for terminalling, used oil recycling and blending, and other industrial purposes.  Lessee understands that Hazardous Substances may have spilled, leaked, seeped, entered, or otherwise may have been released onto or into the soil, groundwater or surface water, that the facility has been subject to various NDEP "stop orders", all of which, to Landowner’s actual knowledge, have been cured, and that Hazardous Substances may still be present on or under the property or in or under other real property and natural features in the vicinity of the Bango Used Oil Recycling Facility.

4.           Survival of Warranties.  The representations and warranties made by Landowner and Lessee in this Addendum shall survive Closing.

5.           Landowner’s Indemnity.

a.           Indemnity.  From the date of the Agreement, Landowner shall indemnify, defend and hold harmless Lessee and its affiliates and their directors, officers, shareholders and employees from and against any liabilities, damages, claims, penalties, costs, expenses or losses (an “Indemnified Obligation”) arising out of any breach by Landowner of its representations and warranties hereunder or related to the Pre-Closing Environmental Liabilities. The indemnity set forth in this section 5(a) shall also be deemed to run to any bank or other financial institution (and to any purchaser at a foreclosure sale of the Property instituted by such financial institution) to which Lessee may grant a security interest in the leasehold estate.

b.           Exceptions.  Landowner shall not be obligated to indemnify, defend or hold harmless Lessee for (i) any Environmental Claims arising from any act or omission by Lessee or by Prior Lessee or failure by Lessee or Prior Lessee to comply with any Environmental Law, or (ii) any Environmental Claim or any failure to comply with Environmental Law, including a Pre-Closing Environmental Liability, that is de minimis.  For the purposes of this paragraph, an Environmental Claim or a failure to comply with Environmental Law, including a Pre-Closing Environmental Liability, is “de minimis” if it can be corrected, remediated, brought into compliance or otherwise resolved at a cost of less than $25,000.00.

c.           Expiration.  Landowner’s indemnity obligations under this Addendum shall remain in effect for three (3) years after the expiration or sooner termination of the Agreement; provided, however, that Landowner’s obligations for any claim of which Lessee has properly notified Landowner in accordance with paragraph 7 of this Addendum prior to the expiration of Landowner’s indemnity obligations shall survive until such claim is fully resolved.

6.            Lessee’s Indemnity.  From the date of the Agreement, Lessee shall indemnify, defend and hold harmless Landowner and its affiliates and their directors, officers, shareholders, employees, successors and assigns from and against any liabilities, damages, claims, penalties, costs, expenses, or losses arising out of or relating to (i) any Environmental Claim relating to the Property; (ii) any Environmental Claim arising from any act or omission by Lessee, or Lessee’s predecessor-in-leasehold-title, Bango Refining, NV, LLC (“Prior Lessee”), after the Effective Date, or failure by Lessee or Prior Lessee to comply with any Environmental Law, provided such claim does not arise from any Pre-Closing Liability; or (iii) any Pre-Closing Environmental Liability that is de minimis, as defined in paragraph 5 of this Addendum, or that arises after the Landowner’s indemnity obligations have expired pursuant to paragraph 5 of this Addendum.

7.           Indemnification Procedure.  For purposes of this Section 7, and the procedures outlined herein, “Indemnitor” shall mean Landowner as Indemnitor from whom indemnification is sought under Section 5 hereof and Lessee as Indemnitor from whom indemnification is sought under Section 6 hereof, and “Indemnitee” shall mean, for purposes of Section 5, Lessee and its affiliates and their respective directors, officers, shareholders, employees, successors and assigns, and for purposes of Section 6, Landowner and its affiliates and their respective directors, officers, shareholders, employees, successors and assigns. Upon any Indemnitee’s becoming aware of anything which is or may give rise to a claim for indemnification or grounds for making a claim under any of the indemnities under Article 5 or 6 of this Agreement or of any claim, action or demand against it or matter likely to give rise to any of these in respect of such indemnities, Indemnitee shall:

(i)           notify Indemnitor from whom indemnity is sought by written notice as soon as reasonably practicable after it appears to Indemnitee that any assessment or claim, action or demand of a third party received by or coming to the notice of Indemnitee may result in a claim under the indemnities, specifying all material relevant details as are then available to Indemnitee;

(ii)           take such action and give such information and access to personnel, premises, property, documents and records to Indemnitor and its professional advisors as Indemnitor may reasonably request, and Indemnitor shall be entitled to require Indemnitee to take such action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

(iii)           at the request of Indemnitor, allow Indemnitor to take the sole, but not unreasonable, conduct of such actions as Indemnitor may deem appropriate in connection with any such assessment or claim in the name of Indemnitee, and in that connection Indemnitee shall give or cause to be given to Indemnitor all such assistance as Indemnitor may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall instruct such attorneys or other professional advisors as Indemnitor may nominate to act on behalf of Indemnitee (subject to Indemnitee's approval, which shall not be unreasonably withheld), as appropriate, but to act in accordance with Indemnitor’s sole, but not unreasonable, instructions, subject to Indemnitor’s indemnifying Indemnitee against all costs and expenses incurred by Indemnitee in complying with any such requirement; and

(iv)           make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of Indemnitor.

8.           Assignment.  Except as provided in Section 5(a) hereof, the rights, interest and obligations of this Addendum may not be assigned by either party without the prior written agreement of the other party.

9.           Waiver.  Unless this Addendum provides a period of time within which a right must be exercised, no party shall be deemed to have waived any right under this Addendum unless such party has expressly waived that right in writing.  The waiver by any party of a right, claim or default by another party hereunder shall not be deemed to be a waiver or any other right, claim or default or any subsequent default of the same kind.

10.           No Third Party Beneficiaries.  Except as expressly stated in this Addendum, no term or provision of this Addendum is intended to be for the benefit of any person or entity not a party hereto – including, without limitation, Prior Lessee – and no such other person or entity shall have any right or cause of action hereunder.  Nothing in this Addendum is intended to relieve or discharge the obligation or liability of any third persons or entities to any party to this Addendum.  No provision of this Addendum gives any third persons or entities any right of subrogation or action over and against any party to this Addendum.

AGREED and EXECUTED this  30  day of   April , 2015.

LESSEE	Vertex Refining NV, LLC: By: Vertex Energy Operating, LLC Its: Sole Member By: /s/ Benjamin P. Cowart Benjamin P. Cowart, Manager
LANDOWNER
Bango Oil, LLC:

By:           Fox Encore 05 LLC,
a Washington limited liability company
Its:           Managing Member

By:           ACF Property Management, Inc.,
a California corporation
Its:           Managing Member

By:          /s/ Alan C. Fox
Alan C. Fox
Its:  President

Exhibit "D"

Required Insurance Coverages

(See attached.)

INSURANCE REQUIREMENTS

LESSEE’S REQUIREMENTS

Lessee’s Insurance Representations to Landowner.

A.	It is expressly understood and agreed that the insurance requirements set forth herein:

i.
represent the Landowner’s minimum requirements and are not to be construed to void or limit Lessee’s indemnity obligations as contained in the Agreement nor represent in any manner a determination of the insurance Lessee should or should not maintain for its own protection; and

ii.
represent insurance which is being, or has been, obtained by Lessee in support of Lessee’s liability and indemnity obligations under the Agreement.  Irrespective of the requirements as to insurance to be carried as provided for herein, the insolvency, bankruptcy or failure of any insurance company carrying insurance of Lessee, or the failure of any insurance company to pay claims accruing, shall not be held to affect, negate or waive any of the provisions of this Exhibit or the Agreement.

B.
Lessee shall obtain and maintain the insurance policies and coverages as required under this Agreement, and shall deliver to Landowner evidence of same, and shall additionally deliver to Landowner renewal insurance certificate(s) at least thirty (30) days before the expiration of the then current policy(ies).  In the event of any failure by Lessee to comply with the provisions of this Exhibit, Landowner may (but shall have no obligation to do so), without in any way compromising or waiving any other right or remedy under this Agreement, at law or in equity, on notice to Lessee, purchase such insurance at Lessee’s expense; provided, however, that such action by Landowner shall in no event relieve Lessee of or excuse Lessee from the obligation to obtain and maintain such insurance amounts and coverages as required herein.

C.
Notwithstanding anything to the contrary contained herein, Landowner shall have the right to reasonably increase the amount or expand the scope of insurance coverages to be maintained by Lessee hereunder from time to time.  Within thirty (30) days after Landowner’s request, Lessee shall provide Landowner with an insurance policy or policies as so requested to provide such increased or other coverages, which insurance policy or policies shall otherwise be in accordance with the terms and conditions of this Agreement.

Conditions Affecting All Insurance Required Herein.

D.	Cost of Insurance. All insurance coverage shall be provided at Lessee’s sole expense.

E.
Maintenance of Insurance.  All insurance coverage shall be maintained in effect with limits not less than those set forth below at all times during the Term or any extension or renewal of the Agreement.

F.
Status and Rating of Insurance Company.  All insurance coverage shall be written through insurance companies licensed to do business in the State of Nevada and rated no less than A: VIII in the most current edition of A. M. Best’s Key Rating Guide and no less than A- in the most current edition of Standard & Poor Insurance Solvency Review.

G.
Non-Standard, Special and/or Unusual Exclusions, Limitations or Endorsements. All insurance coverage shall be provided to Landowner Parties in compliance with the requirements herein and shall contain no non-standard, special and/or unusual exclusions or restrictive endorsements without the prior express written approval of Landowner.

H.
Limits of Liability.  The limits of liability required herein may be provided by a single policy of insurance or by a combination of primary and umbrella policies, but in no event shall the total limits of liability available for any one occurrence or accident be less than the amount required herein.

I.	Notice of Cancellation, Nonrenewal, or Material Reduction in Coverage. All insurance coverage shall contain the following express provision:

“This is to certify that the policies of insurance described herein have been issued to the Insured and are in force at this time.  In the event of cancellation, non-renewal, or material reduction in coverage affecting the certificate holder, thirty (30) days prior written notice shall be given to the certificate holder”.

J.
Additional Insured Status.  Additional insured status shall be provided in favor of Landowner Parties on all liability insurance required herein except workers’ compensation/ employer’s liability.  Additional insured status on the general liability insurance shall be provided on ISO form 2026 or its equivalent.

K.
Primary Liability.  All insurance coverage required herein shall be primary to all insurance available to Landowner Parties, with Landowner Parties’ insurance being excess, secondary and non-contributing.  Where necessary, coverage shall be endorsed to provide such primary liability.

L.
Deductible/Retention.  All deductibles and/or retentions shall be paid by, assumed by, for the account of, and at Lessee’s sole risk.  All deductibles and/or retentions are subject to approval by Landowner Parties.

M.	Waiver of Subrogation. All insurance policies required herein shall be endorsed to waive the insurance carriers’ rights of subrogation against Landowner Parties.

Commercial General Liability Insurance.

N.
Coverage.  Such insurance shall cover liability arising out of all locations leased by Lessee and/or all operations of Lessee, including but not limited to liability assumed under the Agreement (including the tort liability of another assumed in a business contract).  Defense shall be provided as an additional benefit and not included within the limit of liability.

O.	Form. Commercial General Liability Occurrence form (ISO CG 0001 0798 or its equivalent).

P.	Amount of Insurance. Coverage shall be provided with limits of not less than:

i.	Each Occurrence Limit	$1,000,000

ii.	General Aggregate Limit	$2,000,000

iii.	Product-Completed Operations Aggregate Limit	$2,000,000

iv.	Personal and Advertising Injury Limit	$1,000,000

v.	Damage to Premises Rented to You Limit	$ 100,000

vi.	Medical Expense Limit	$ 5,000

Q.	Required Endorsements:

i.	Additional Insured status, as required above.

ii.	Notice of Cancellation, Nonrenewal or Material Reduction in Coverage, as required above.

iii.	Personal Injury Liability: The personal injury contractual liability exclusion shall be deleted.

iv.	Primary Liability, as required above.

v.	Waiver of Subrogation, as required above.

Auto Liability Insurance.

R.	Coverage. Such insurance shall cover liability arising out of any auto (including owned, hired, non-owned and leased autos).

S.	Form. Business Auto form (ISO CA 0001 or its equivalent).

T.	Amount of Insurance. Coverage shall be provided with a limit of not less than $1,000,000.

U.	Required Endorsements:

i.	Additional Insured status required above.

ii.	Notice of Cancellation, Nonrenewal or Material Reduction in Coverage, as required above.

iii.	Waiver of Subrogation, as required above.

iv.	Contractual Liability sufficient to cover Lessee’s obligations under this Agreement.

Workers’ Compensation/Employer’s Liability Insurance.

V.
Coverage.  Such insurance shall cover liability arising out of Lessee’s employment of workers and anyone for whom Lessee may be liable for workers’ compensation claims, and shall insure against and satisfy Lessee’s obligations and liabilities under the worker’s compensation laws of the State of Nevada.  Workers’ compensation insurance is required, and no “alternative” forms of insurance shall be permitted.

W.	Amount of Insurance. Coverage shall be provided with a limit of not less than:

i.	Workers’ Compensation:	Statutory limits;

ii.	Employer’s Liability:	$500,000 each accident;

$500,000 each disease; and in any event in no less than statutorily required amounts.

X.	Required Endorsements:

i.	Notice of Cancellation, Nonrenewal or Material Reduction in Coverage, as required above;

ii.	Waiver of Subrogation, as required above.

Y.	Indemnity:

LESSEE SHALL BE LIABLE TO LANDOWNER PARTIES AND SHALL INDEMNIFY AND HOLD HARMLESS LANDOWNER PARTIES FROM AND AGAINST ALL CLAIMS, LOSSES, COSTS, DAMAGES OR EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES) THAT MAY BE ASSERTED AGAINST, SUFFERED BY, ACCRUED AGAINST, CHARGED TO, OR RECOVERABLE FROM LANDOWNER PARTIES, AS A RESULT OF LESSEE NOT CARRYING WORKER’S COMPENSATION INSURANCE AND/OR EMPLOYER’S LIABILITY INSURANCE OR NOT BEING A SUBSCRIBER UNDER ANY APPLICABLE NEVADA WORKER’S COMPENSATION ACT, OR ARISING OUT OF ANY LOSS SUFFERED BY (OR IN CONNECTION WITH) ANY OF LESSEE’S EMPLOYEES, AGENTS OR REPRESENTATIVES WHICH WOULD HAVE BEEN OR IS COVERED BY AN APPROPRIATE WORKER’S COMPENSATION INSURANCE POLICY AND/OR EMPLOYER’S LIABILITY INSURANCE POLICY.  This provision shall survive the expiration or other termination of this Agreement.

Umbrella Liability Insurance.

Z.	Coverage. Such insurance shall be excess over and be no less broad than all coverages described in this Exhibit and shall include a drop-down provision.

AA.	Form: This policy shall have the same inception and expiration dates as the commercial general liability insurance required above.

BB.	Amount of Insurance. Coverage shall be provided with a limit of not less than $25,000,000.

CC.	Required Endorsements:

i.	Additional Insured status as required above;

ii.	Waiver of Subrogation, as required above.

Causes of Loss – Special Form (f/k/a “All-Risk”) Property Insurance.

DD.
Coverage.  Such insurance shall be provided on all of Lessee’s business records, furniture, fixtures, personal property, equipment, all improvements and/or betterments located on the Land including, but not limited to, the office/warehouse for the full replacement cost, and the amount shall satisfy any coinsurance requirements under the applicable policy.  Policy limits for leasehold improvements and personal property must be stated separately.

EE.	Form. ISO Causes of Loss – Special Form.

FF.
Amount of Insurance.  Coverage shall be provided in the amount 100% of replacement cost of all property required to be covered herein and in compliance with all laws, regulations or ordinances affecting such property.

GG.	Required Endorsements:

i.	Agreed Value.

ii.	Ordinance or Law.

iii.	Replacement Cost.

iv.	Landowner shown as loss payee with respect to all improvements owned by Landowner.

v.	Waiver of Subrogation, as required above.

Business Income and Extra Expense Insurance.

HH.	Coverage. Such insurance shall be provided on all operations in the location covered by the Agreement.

II.	Form. ISO Causes of Loss – Special Form.

JJ.	Amount of Insurance. Coverage shall be provided in an amount of not less than eighty percent (80%) of Lessee’s gross annual income at this location less non-continuing expense.

KK.	Required Endorsements:

i.	Agreed Value.

ii.	Waiver

Pollution Legal Liability Insurance

A.
Coverage.  Such insurance coverage shall cover environmental liability (for both sudden and gradual alleged environmental conditions) arising out of the Land or Lessee’s operations at the Land, including, but not limited to, coverage for clean-up costs, business interruption, loss of site value and claims for bodily injury and property damage.  Such coverage shall be in place for the entirety of the Lease Term (and all renewals thereof) and for at least three (3) years thereafter.

B.	Amount of Insurance. Coverage shall be provided with a limit of not less than $15 million per event/occurrence.

C.	Required Endorsements:

i.	Landowner Parties to be named as Additional Insured with respect to all liability arising out of Lessee’s operations on the Land.

ii.	Insurer shall waive any and all rights of subrogation as against Landowner Parties with respect to amounts paid under any such policies.

iii.	Primary Liability, as required above.

Other Lessee Insurance.  Lessee will, at Landowner’s request and at Lessee’s sole expense, procure and maintain any other and further insurance coverage that Landowner may require, including but not limited to:

LL.	Boiler and Machinery Insurance.

MM.	Earthquake Insurance.

NN.	Flood Insurance.

Evidence of Insurance.

OO.
Provision of Evidence.  Evidence of the insurance coverage required to be maintained by Lessee, represented by original certificates of insurance, evidence of insurance and endorsements issued by the insurance company or its legal agent, must be furnished to Landowner no later than two (2) days after execution of this Agreement.  New certificates of insurance, evidence of insurance, and endorsements shall be provided to Landowner at least thirty (30) days prior to the termination date of the then-current certificates of insurance, evidence of insurance, and endorsements.  Upon request of any Landowner Party, Lessee shall provide to Landowner a certified copy of all insurance policies required herein within ten (10) days of any such request.  Renewal policies, as necessary, shall be delivered to Landowner at least thirty (30) days prior to the expiration of the previous policy.

PP.	Form:

i.	All property and business income insurance required herein shall be evidenced by ACORD form 28, “Evidence of Property Insurance”.

ii.	All liability insurance required herein shall be evidenced by ACORD form 25 (2001/08), “Certificate of Insurance”.

QQ.	Specifications. Such certificates of insurance, evidence of insurance, and endorsements shall specify:

i.	Landowner as a certificate holder with correct mailing address.

ii.	Insured’s name, which must match that on the Agreement.

iii.
Insurance companies affording each coverage, policy number of each coverage, policy dates of each coverage, all coverages and limits described herein, and signature of authorized representative of insurance company.

iv.	Producer of the certificate with correct address and phone number listed.

v.	Additional insured status required by this Exhibit.

vi.	Aggregate limits per project required by this Exhibit.

vii.	Property policy limits for leasehold improvements and personal property shown separately.

viii.	Amount of any deductibles and/or retentions.

ix.
Cancellation, nonrenewal and material reduction in coverage notification as required by this Exhibit.  Additionally, the words “endeavor to” and “but failure to mail such notice shall impose no obligation or liability of any kind upon Company, it agents or representatives” shall be deleted from the cancellation provision of the ACORD 25S certificate of insurance form.

x.	Primary status required by this Exhibit.

xi.	Waivers of subrogation required by this Exhibit.

xii.	Loss payee status required by this Exhibit.

RR.	Required Endorsements. A copy of each required endorsement shall also be provided.

SS.
Failure to Obtain:  Failure of Landowner to demand such certificate or other evidence of full compliance with these insurance requirements or failure of Landowner to identify a deficiency from evidence that is provided shall not be construed as a waiver of Lessee’s obligation to maintain such insurance.

Definitions. For purposes of this Exhibit:

TT.	ISO. “ISO” means Insurance Services Office;

UU.
Landowner Parties.  As used in this Exhibit, “Landowner Parties” means (a) Landowner, (b) any lender whose loan is secured by a lien against the Property, (c) their respective shareholders, members, partners, affiliates and subsidiaries, successors and assigns, and (D) any directors, managers, officers, employees, agents, or contractors of the foregoing persons or entities (and each such person or entity shall be a “Landowner Party”).

Exhibit "E"

Landowner's Balance Sheet

[To be attached via supplemental disclosure.]

Exhibit "F"

Membership Interest Purchase Agreement

(See attached.)

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is entered into as of ________________, 20__ by and among VERTEX REFINING NV, LLC, a Nevada limited liability company (“Buyer”), and the sole member of BANGO OIL LLC, a Nevada limited liability company (the “Company”): FOX ENCORE 05 LLC, a Washington limited liability company ( “Seller”).

RECITALS

WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding Membership Interests (as defined in Article I hereof) of the Company;

WHEREAS, Buyer and the Company entered into that certain Lease With Option for Membership Interest Purchase dated April 30, 2015 (the “Lease”), which included in Section 13 thereof an option (the “Option”) for Buyer to purchase one hundred percent (100%) of the issued and outstanding Membership Interests of the Company;

WHEREAS, Buyer properly and timely exercised the Option on ________________, 20__ in accordance with Section 13 of the Lease; and

WHEREAS, pursuant to Buyer’s exercise of the Option, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller, one hundred percent (100%) of the issued and outstanding Membership Interests of the Company upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

In addition to other terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Affiliate” means, with respect to any Person, any Person controlling, controlled by or under common control with such Person.

“Bango Articles” means the articles of organization attached hereto as Exhibit [ ].

“Bango Operating Agreement” means the operating agreement attached hereto as Exhibit [ ].

“Business Day” means any day other than Saturday, Sunday or a day on which banks are authorized or required to close in Reno, Nevada.

“Company Charter Documents” means the Bango Articles and Bango Operating Agreement.

“Equity Interests” means all Membership Interests, securities, equity interests or other ownership interests of or in the Company or any options, warrants or other rights to acquire, or securities convertible into, any Membership Interests, securities, equity interests or other ownership interests of or in the Company.

“Intellectual Property” means all intellectual property rights, including without limitation (i) copyrights, patents, industrial design rights, trademarks, logos, slogans, corporate names, trade names, rights of priority, and applications and registrations for any of the foregoing, (ii) inventions, trade secrets, know-how, mask works, software, firmware, specifications, designs, drawings, processes, data, methodologies, ideas, concepts, inventions, plans, techniques, tools, hardware, works of authorship, and (iii) other Proprietary Information and technology necessary to the past and present conduct of the Company’s business.

“Knowledge”, when used with respect to Seller, means the actual knowledge, without any duty of inquiry, of Alan C. Fox and D. Steven Fox.

“Material Adverse Change” means a material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of the Company or the value of the Membership Interests.

“Material Adverse Effect” means a material adverse effect on the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of the Company or the value of the Membership Interests.

“Membership Interests” means the issued and outstanding membership units or interests of the Company.

“Person” means any individual, corporation, trust, limited liability company, partnership, organization or other entity.

“Prior Lessee” means Bango Refining NV, LLC, a Delaware limited liability company.

“State of Formation” means the State of Nevada.

“Tax” or “Taxes” means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company or any Tax Affiliate.

“Tax Affiliate” means any subsidiary, any affiliated, combined or unitary group of which the Company is or was a member.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement or other form relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE II
PURCHASE AND SALE OF MEMBERSHIP INTERESTS AND CLOSING

2.1           Purchase of Membership Interests by Buyer.  Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, one hundred percent (100%) of all of the issued and outstanding Membership Interests of the Company (“Seller’s Membership Interests”) at the Closing (as defined in Section 2.3 hereof) on the terms and subject to the conditions set forth in this Agreement. The parties acknowledge and agree that Seller’s Membership Interests shall be deemed to include those certain tracts or parcels of land located in Churchill County, Nevada, described on Schedule 2.1 attached hereto and incorporated herein by this reference (the “Land”), together with the structures and other improvements owned by Company currently erected thereon, including, without limitation, the current used oil re-refining plant, storage tanks, offices, and warehouse, and together with any rights, privileges, easements, entitlements, permits, appurtenances and technology and/or intellectual property utilized in the construction, operation, repair, maintenance of the oil re-refining plant and the Company’s  business and belonging or in any way pertaining to the foregoing (collectively, the “Property”).

2.2           Purchase Price.  The total purchase price for Seller’s Membership Interests (the “Purchase Price”) to be paid to Seller in exchange for Seller’s Membership Interests and performance of this Agreement by the Company and Seller shall be as follows: (i) if paid on or prior to August 31, 2015, the Purchase Price shall be EIGHT MILLION FIVE HUNDRED THOUSAND DOLLARS ($8,500,000.00) (“Discounted Purchase Price”); (ii) if not paid on or prior to August 31, 2015, effective as of (and starting as of) September 1, 2015, the Purchase Price shall increase, starting from the Discounted Purchase Price, by ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($125,000.00) per month until July 1, 2016, on which date, and effective every month thereafter, the Purchase Price shall increase by TWO HUNDRED FORTY-FOUR THOUSAND DOLLARS ($244,000.00) per month; provided, however, that (x) the Purchase Price shall be capped at THIRTEEN MILLION DOLLARS ($13,000,000.00) and (y) the Purchase Price shall be reduced by the sum of ONE HUNDRED TWENTY-TWO THOUSAND DOLLARS ($122,000.00) for each payment of Rent (as defined in the Lease) fully and timely made (for the purpose of clarity, the net effect of these provisions is that (1) from the period of September 1, 2015 through December 31, 2015, the Purchase Price will increase by ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($125,000.00) per month; (2) as long as Rent is fully and timely paid, during the period of January 1, 2016 through June 30, 2016, the Purchase Price will increase by THREE THOUSAND DOLLARS ($3,000.00) per month; and (3) as long as Rent is fully and timely paid, during the period of July 1, 2016 until the Closing Date (defined below) the Purchase Price will increase by ONE HUNDRED TWENTY-TWO THOUSAND DOLLARS ($122,000.00) per month). Seller acknowledges that, depending on when the Closing occurs, the Purchase Price could be Zero Dollars ($0.00) pursuant to the formula set forth in this Section 2.2; in that event, the Purchase Price payable to Seller by Buyer at Closing shall be One Hundred Dollars ($100.00).

2.3           The Closing.

(a)           The closing of the transactions contemplated by this Agreement (the “Closing”) will take place concurrently with the execution of this Agreement by all parties hereto (the “Closing Date”). The Closing will occur at, or be coordinated from, the offices of Holland & Hart LLP, 5441 Kietzke Lane, Second Floor, Reno, Nevada, or at such other place and on such other date and time as is mutually agreeable to Buyer and Seller.  The Closing will be effective as of the close of business on the Closing Date.

(b)           The parties agree to consummate the following transactions/make the following deliveries on the Closing Date:

(i)           Seller will assign and transfer to Buyer merchantable title in and to Seller’s Membership Interests, free and clear of all liens, and shall deliver to Buyer an assignment of membership interest substantially in the form attached hereto as Exhibit A and incorporated herein by this reference;

(ii)           Any Person (including Seller) that is a manager or managing member of the Company shall deliver a resignation to the Company substantially in the form attached hereto as Exhibit B and incorporated herein by this reference;

(iii)           The Company and Buyer shall deliver a release of Seller substantially in the form attached hereto as Exhibit C and incorporated herein by this reference, releasing Seller for (A) any obligations owed to or due the Company through and including the Closing Date, and (B) any liability associated with the operation of the Company from and after the Closing Date; and

(iv)           Buyer shall deliver to Seller the Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Seller to Buyer prior to the Closing.

(v)           Buyer shall deliver to Seller either a limited liability company resolution confirming that all necessary corporate action was taken by Buyer in entering into this Agreement and proceeding to Closing or a certificate of Buyer’s managing member confirming that Buyer was authorized to enter into this Agreement and proceed to Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties and acknowledges that Buyer has relied thereon in entering into this Agreement.  Any exceptions to such representations and warranties are as set forth in the schedules attached hereto and Seller’s Disclosure Schedule [TO BE COMPLETED AND ATTACHED AS APPLICABLE].  Each such representation and warranty is true and correct as of the Closing Date.

3.1           Power and Authority.  The Company is a limited liability company duly formed, validly existing and in good standing under the laws of its State of Formation.  The Company Charter Documents have been provided by Seller to Buyer on or prior to the date hereof, reflect all amendments made thereto and are true, correct and complete as of the date hereof.  True, correct and complete copies of the Company Charter Documents are attached hereto as Schedule 3.1.

3.2           Binding Agreements.  This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

3.3           No Breach.  Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby does not conflict with, result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any of the Membership Interests or any assets of the Company under the provisions of the Company Charter Documents or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which the Company or Seller is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which the Company or Seller are subject.

3.4           The Membership Interests.

(a)           The Company Charter Documents set forth the issued and outstanding Membership Interests of the Company and the Membership Interests owned by Seller.  All of the outstanding Membership Interests are validly issued and owned, beneficially and of record, by Seller.  There are no Equity Interests other than the Membership Interests issued, outstanding or otherwise in existence.  No Person owns, has a right to, or has been issued any “phantom stock,” equity or Membership Interest appreciation rights or similar compensation expressed in or computed on the basis of Membership Interests or the value thereof.  No Person has any preemptive right or right of first refusal to purchase any Equity Interests, except as set forth in the Company Charter Documents.

(b)           All legal and beneficial right, title and interest in Seller’s Membership Interests will be on the Closing Date owned solely by Seller and on the Closing Date, Seller’s Membership Interests shall be transferred by Seller to Buyer, free and clear of all liens, claims, pledges, security interests, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or other legal or equitable limitations of any kind, except as set forth in the Company Charter Documents. Seller has not entered into any agreement, commitment or arrangement to transfer, pledge, mortgage or hypothecate Seller’s Membership Interest or any interest therein to any Person other than to Buyer.  Seller is not a party to any proxy, voting trust, voting agreement or similar understanding with respect to Seller’s Membership Interests or the election of managers of the Company, except as set forth in the Company Charter Documents.  Seller’s Membership Interests transferred to Buyer by Seller on the Closing Date shall constitute one hundred percent (100%) of all of the issued and outstanding Membership Interests of the Company.

3.5           Governmental Authorities; Consents.  Neither the Company nor any Seller is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by Seller of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required in connection with the execution, delivery and performance of this Agreement or the transactions contemplated hereby by Seller.

3.6           Subsidiaries.  The Company does not own, directly or indirectly, any stock, partnership interest, joint venture interest or any other security or ownership interest of, or issued by, any other corporation, partnership, limited liability company, organization or other entity.

3.7           Title to the Land.

(a)           At the Closing, the Company will own the Land free and clear of liens and encumbrances, except for the items disclosed in that certain Preliminary Title Report issued by Western Nevada Title Company, dated as of March 23, 2015, and those items created or caused by Buyer (collectively, the “Permitted Exceptions”).

(b)           To the best of Seller’s knowledge, the Company is not in violation of any applicable zoning ordinance or other law of similar type or nature, regulation or requirement relating to the operation of the Property, and Seller has not received any notice of any such violation, or the existence of any condemnation proceeding with respect to the Property, except, in each case, with respect to violations the potential consequences of which do not or will not have a Material Adverse Effect.

3.8           Tax Matters.

(a)           Except for the Permitted Exceptions, there are no Tax liens upon the Land except for liens for current Taxes not yet due and payable. Any Permitted Exceptions that are Tax liens shall be removed on our prior to the Closing Date.

(b)           The Company has at all times during its existence been, and will be until the Closing Date, taxable as a partnership for federal and state income tax purposes.  Neither the Company nor Seller or any taxing authority has taken a position inconsistent with such treatment.

3.9           Litigation.

(a)           Except as related to the actions or omissions of Prior Lessee, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Seller, threatened against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

(b)           There are no outstanding orders, judgments, injunctions, fines, penalties, citations, awards or decrees of any court, arbitrator or governmental or regulatory body involving the Company.

3.10           Affiliate Transactions.  Other than pursuant to this Agreement, no Person has any agreement with the Company or any interest in any property, real, personal or mixed, tangible or intangible used in or pertaining to the business of the Company (other than ownership of Membership Interests).

3.11           Compliance with Laws; Permits.  Seller has no knowledge of any action, pending or threatened, to change the zoning or building ordinances or any other laws, rules, regulations or ordinances affecting the Property.

3.12           Environmental Matters.  The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety.  No Hazardous Substances (as defined below) are used or have been used, stored, or disposed of by the Company (except in the ordinary course of business and in compliance with applicable laws) or, to the best of Seller’s knowledge, by any other person or entity on any property owned, leased or used by the Company, with the exception of Buyer pursuant to the Lease.  As used in this Agreement, the term “Hazardous Substances” shall include: (i) explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other similar materials or pollutants which pose a hazard to the Property, or to persons on or about same, cause the Property to be in violation of any law or local approval, or are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, or “toxic”, or words of similar import under any applicable law, including, but not limited to: (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; (B) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801. et seq.; (C) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; and (D) regulations adopted and publications promulgated pursuant to the aforesaid laws, and similar laws of the State of Nevada, including, without limitation, the Nevada Administrative Code regulations adopted by the Nevada Division of Environmental Protection (collectively, the “Environmental Laws”); (ii) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under any Environmental Laws now or hereafter in effect.

3.13           Brokerage.  No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or Seller.

3.14           Material Contracts; License Agreements.  Schedule 3.14 lists each contract, agreement, lease, mortgage, note, and any other obligation or commitment of the Company to the extent monetary obligations under the contract exceeds Twenty-Five Thousand and No/100 Dollars ($25,000.00), and each license agreement (or agreement of a similar nature) (whether or not such license or similar agreement includes a monetary obligation in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00)) that is material to the operation of the Company’s plant located on the Property.

3.15           Insurance Coverage.  Schedule 3.15 sets forth a list of all insurance coverage of the Company, in full force and effect as of the Closing Date, maintained by the Company (indicating the type, name of the insurer, coverage amounts, period of coverage, premiums and deductibles).

3.16           Employee Matters. To Seller’s knowledge, the Company has complied with all applicable employment and labor Laws, except where non-compliance would not result in a Material Adverse Effect.  Schedule 3.16 sets forth a list of all employees of the Company as of the Closing Date, together with their rate of annual compensation and job title.

3.17           Intellectual Property.  Schedule 3.17 identifies all of the following which are used in the business of the Company or in which the Company claims any ownership rights: (A) all marks, that have been registered, together with information regarding all registrations and pending applications to register any such rights; (B) all patents on and pending applications to patents on any technology or design; and (C) all registrations of and applications to register copyrights.

3.18           Intentionally Deleted.

3.19           Seller’s Financial Condition.   Except as reflected in the Balance Sheet dated  [                            ], since the execution of the Lease, Seller has not (i) incurred any new indebtedness for money borrowed; or (ii) sold, exchanged or otherwise disposed of any of its assets or rights.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties and acknowledges that Seller has relied thereon in entering into this Agreement.  Any exceptions to such representations and warranties are as set forth in the schedules attached hereto and Buyer’s Disclosure Schedule [TO BE COMPLETED AND ATTACHED AS APPLICABLE].  Each such representation and warranty is true and correct on the Closing Date.

4.1           Formation and Corporate Power.  Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Nevada, qualified to do business in Nevada, with the requisite power and authority to enter into this Agreement and perform its obligations hereunder.

4.2           Execution, Delivery; Valid and Binding Agreement.  The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

4.3           No Breach.  The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Buyer Charter Documents or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject.

4.4           Governmental Authorities; Consents.  Except for the applicable requirements of state securities or “blue sky” laws and the 1933 Act, if any, Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby, and no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement or the transactions contemplated hereby by Buyer.

4.5           Investment Representations.  In connection with its purchase and receipt of Seller’s Membership Interests, Buyer represents as follows:

(a)           Buyer is aware of the Company’s business affairs and financial condition, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire Seller’s Membership Interests.  Buyer is acquiring Seller’s Membership Interests for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the 1933 Act.

(b)           Buyer understands that Seller’s Membership Interests have not been registered under the 1933 Act or in any state in reliance upon specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of Buyer’s investment intent as expressed herein.

(c)           By reason of the business or financial experience of Buyer or Buyer’s professional advisors who are unaffiliated with the Company or Seller, Buyer has the capacity to protect its own interests in the acquisition of Seller’s Membership Interests.

ARTICLE V
COVENANTS OF SELLER

5.1           Preparation and Filing of Tax Returns.  Seller shall file or cause to be filed all federal, state and local income Tax Returns for the Company for all taxable periods ending on or before the Closing Date, and the Company shall close its books for the period ending on the Closing Date, and Seller shall pay or cause to be paid all Tax liabilities based on taxable income of the Company for periods ending on or before the Closing Date.

ARTICLE VI
SURVIVAL; INDEMNIFICATION

6.1           Agreement by Seller to Indemnify.  Seller agrees to indemnify, defend and hold Buyer and its affiliates, managers, members and agents thereof (collectively, the “Buyer Indemnified Party”) harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by the Buyer Indemnified Party resulting from or arising out of (i) any breach of a representation or warranty made by Seller in or pursuant to this Agreement, or (ii) any breach of the covenants or agreements made by Seller in this Agreement.  The period of such indemnification shall be for a period of one (1) year following the Closing.  The aggregate amount of liability of Seller under this Section 6.1 shall not exceed $3,000,000.00.

6.2           Agreement by Buyer to Indemnify.  Buyer agrees to indemnify, defend and hold Seller and its affiliates, managers, members and agents thereof (collectively, a “Seller Indemnified Party”) harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by the Seller Indemnified Party resulting from or arising out of (i) any breach of a representation or warranty made by Buyer in or pursuant to this Agreement, or (ii) any breach of the covenants or agreements made by Buyer in this Agreement.  The period of such indemnification shall be for a period of one (1) year following the Closing.  The aggregate amount of liability of Buyer under this Section 6.2 shall not exceed $3,000,000.00.

6.3           Survival of Representations and Warranties.  Each of the representations and warranties made by the parties in this Agreement or pursuant hereto shall survive through and including the date which is the first (1st) anniversary of the Closing Date.  Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith.  Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.  After the Closing, the rights set forth in this Article VI shall be each party’s sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement and any related documents delivered in connection therewith.

ARTICLE VII
MISCELLANEOUS

7.1           Publicity.  No public disclosure, announcement or publicity with respect to the transactions contemplated hereby may be made except with the prior written approval of Buyer and Seller.

7.2           Expenses.  Seller and Buyer will pay all of their own expenses (including attorneys’ and accountants’ fees (and, in the case of Seller, the expenses of the Company up to and including the Closing Date)) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

7.3           Further Assurances.  Seller and Buyer agree that, on and after the Closing Date, they shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

7.4           Amendment and Waiver.  This Agreement may not be amended or waived except in a writing executed by the party against whom such amendment or waiver is sought to be enforced.  No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

7.5           Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or mailed by first class certified mail, return receipt requested, or sent by nationally recognized courier service such as Federal Express.  Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

If to Seller:                             Fox Encore 05 LLC
c/o ACF Property Management, Inc.
12411 Ventura Blvd.
Studio City, California 91604
Attn: Alan C. Fox

with a required copy, which shall not constitute notice to Seller, to:

Holland & Hart LLP
5441 Kietzke Lane, Second Floor
Reno, Nevada  89511
Attn: Bryce C. Alstead

If, to Buyer:                           Vertex Refining NV, LLC
_____________________________
_____________________________
Attn: ________________________

with a required copy, which shall not constitute notice to Buyer, to:

_____________________________
_____________________________
_____________________________
Attn: ________________________

7.6           Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Seller or by Buyer without the prior written consent of the other parties hereto.

7.7           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.8           Counterparts and Delivery of Signatures.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile or electronic copy of this Agreement or its signature page shall be accepted as an original.

7.9           Governing Law; Venue.  The internal law, without regard to conflicts of laws principles, of the State of Nevada will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.  The parties hereto hereby consent and agree to the exclusive jurisdiction of the state courts of the State of Nevada sitting in Washoe County, Nevada and the federal courts sitting in Reno, Nevada for any actions, suits or proceedings arising out of or relating to this Agreement and the matters contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts).

7.10           Attorneys’ Fees and Costs.  If any action or proceeding is brought for the enforcement or interpretation of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and all other costs and expenses incurred in such action or proceeding, in addition to any other relief to which it may be entitled.

7.11           Entire Agreement.  This Agreement (including the exhibits and schedules hereto), contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

[Signature page follows.]

The parties have executed this Agreement as of the date set forth above.

Buyer:

VERTEX REFINING NV, LLC,
a Nevada limited liability company

By:           Vertex Energy Operating, LLC
 Its: Sole Member

By:  __________________________
        Benjamin P. Cowart, Manager

Seller:

FOX ENCORE 05 LLC,
a Washington limited liability company

By:          ACF Property Management, Inc.,
a California corporation
Its:           Managing Member

By:  __________________________
                        Alan C. Fox
Its:   President

Schedule 2.1

Description of Land

Schedule 3.1

Company Charter Documents

Schedule 3.3

1.  Note(s) owed by the Company to its members.

Schedule 3.14

Material Contracts

Regarding License (or similar) Agreements, certain of the Company’s License (or similar) Agreements with equipment manufacturers allow for the use of such equipment at plants other than the Company’s plant located on the Property, so such agreements may need to be amended or otherwise modified to allow the use of such equipment by the Company (or affiliated Persons) at plants other than the Company’s plant located on the Property.

Schedule 3.15
Insurance

Schedule 3.16

Employees

Schedule 3.17

Intellectual Property

Exhibit A

Assignment of Membership Interest

Exhibit B

Form of Resignation

Exhibit C

Form of Release

Exhibit "G"

Memorandum of Lease And Purchase Option

(See attached.)

APNs:    7-071-80
    7-071-81

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

Vertex Refining NV, LLC
c/o Vertex Energy, Inc.
1331 Gemini Street, Suite 250
Houston, TX 77058
Attn:  Chris Coulson

The undersigned hereby affirms that this document, including any exhibits, submitted for recording does not contain the social security number of any person or persons. (Per NRS 239B.030)

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE (this "Memorandum") is entered into as of the ___ day of ___________, 2015, by and between Bango Oil LLC, a Nevada limited liability company, as "Lessor", and Vertex Refining NV, LLC, a Delaware limited liability company, as “Lessee”.

1.           Lease.  Lessor has leased to Lessee that certain real property located in the County of Churchill, State of Nevada, more particularly described on Exhibit "A" attached hereto and incorporated herein by this reference, upon the terms and conditions set forth in that certain lease dated April 30, between Lessor and Lessee (the "Lease").

2.           Term. The term of the Lease began on April 30, 2015, and the term of the Lease shall terminate on August 10, 2025, unless sooner terminated pursuant to the terms of the Lease.

3.           Incorporation of Lease. This Memorandum incorporates herein all of the terms and provisions of the Lease as though fully set forth herein.

4.           Purpose of Memorandum. The purpose of this Memorandum is to give record notice of the existence of the Lease and it shall not be construed to alter, modify, amend or supplement the Lease.  If there is any inconsistency between the terms of this Memorandum and the terms of the Lease, the terms of the Lease shall prevail.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Memorandum as of the date set forth above.

LESSEE	Vertex Refining NV, LLC: By: Vertex Energy Operating, LLC Its: Sole Member By: _________________________ Benjamin P. Cowart, Manager

LESSOR
Bango Oil, LLC:
By:          Fox Encore 05 LLC,
a Washington limited liability company
Its:           Managing Member
By:           ACF Property Management, Inc.,
a California corporation
Its:           Managing Member
By:           __________________________
Alan C. Fox
Its:  President

[notary pages follow.]

STATE OF	)
)
COUNTY OF	)

This instrument was acknowledged before me on ________________, 2015, by ___________________________ as ________________ of Vertex Refining NV, LLC, a Delaware limited liability company.

Notary Public
My Commission Expires:

EXHIBIT "A"

LEGAL DESCRIPTION

Exhibit "H"
Fire Suppression System

Corporate Headquarters
1507 South Pioneer Road
Salt Lake City, UT 84104
P.O. Box 26587
Salt Lake City, UT 84126-0587

1-801-972-4500
1-800-288-4500
Fax 1-801-972-6563

DELTA
FIRE SYSTEMS, INC.
Fire Protection at its BEST

Contractors' Licenses
- UT #227919-5501
- NV#0020318
- CA #389169
- ID #FPSC-012
- ID #10771-AAA-4 (13930)
- CO #FSSC 07-099
- MT #55006
- AZ #ROC078043

April 4, 2014

Attn: Ron Bell
Bango Refining NV, LLC.
22211 Bango Road
P.O. Box 5129
Fallon, NV 89407

Re: Site Assessment and Fire Suppression Recommendations
Budget Pricing

Mr. Bell,

Please see the attached budget figures for the items that were addressed in the Site Assessment of April 4, 2014. While these are not absolute firm prices they are a good starting range of what you can expect for budgeting. I have been conservative and the pricing has attempted to cover any escalation until the end of this year .

- The on-site water storage tanks consisting of two storage tanks with each sized for approximately 75,000 gallon capacity for a total of 150,000 gallon water supply.

Budget pricing installed -- $ 375,000.00

- Diesel driven fire pump rated for approximately 1500 gpm @ 125 psi with jockey pump and heated pump house located between the two tanks.

Budget pricing for pump and pump house. ------------------------------------- $ 105,800.00

- A 8" underground fire loop as shown on conceptual drawing submitted with site assessment.

Budget pricing for underground loop. --- $ 490,000.00

Branch Offices

Sparks, NV • 1655 Marietta Way #104-108 • Sparks, NV 89431 • Office (775) 359-0396 • Fax (775) 418-5171
St. George, UT • 892 E. Commerce Dr, Ste. A • St. George, UT 84790 • Office (435) 986-0064 • Fax (435) 986-0065
Twin Falls, ID • 2330 Eldridge Avenue • Twin Falls, ID 83301 • Office (208) 736-0011 • Fax (208) 736-6017
Nampa, ID • 1253 Midland Boulevard • Nampa, ID 83651 • Office (208) 461-9391 • Fax (208) 461-9368
Idaho Falls, ID • 6312 Burggraf Way • Idaho Falls, ID 83402 • Office (208) 525-8377 • Fax (208) 525-8381

Bango Refining Site Assessment 2

- Mobile master foam tote trailer with a tote of 3% freeze protected AFFF. This would allow flexibility to connect to any hydrant.

  Budget pricing for mobile foam tote trailer -- $ 43,000.00

Let me know if I can be of further assistance in helping you solve your fire suppression problems at this facility.

Delta Fire Systems, Inc.

Total Budgeted: $1,103,800

Jeffrey C. Darr
Vice President

Branch Offices

Sparks, NV | St. George, UT | Twin Falls, ID | Nampa, ID | Idaho Falls, ID